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                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                           AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             HA-LO INDUSTRIES, INC.,

                              STARBELLY.COM, INC.,

                                       AND

                             HA-LO INDUSTRIES, INC.


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         THIS AGREEMENT AND PLAN OF MERGER AND PLAN OF REORGANIZATION dated as of January 17, 2000 (this "AGREEMENT") is by and among HA-LO Industries, Inc., an Illinois corporation ("Acquiror"), HA-LO Industries, Inc., a Delaware corporation ("ACQUIROR SUB"), and Starbelly.com, Inc., a Delaware corporation f/k/a TheZebra.com, Inc. (the "COMPANY").

                              W I T N E S S E T H:

         WHEREAS, the Company has been formed for the purpose of and is in the start-up phase of preparing to engage in the business of the development, sale, marketing and distribution of advertising specialty, premium and promotional products and other products and services primarily through the Internet;

         WHEREAS, the stockholders set forth on Section 3.03(a) of the Company Disclosure Schedules are all of the stockholders of the Company (each, a "STOCKHOLDER" and collectively the "STOCKHOLDERS");

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law of the State of Delaware (the "DGCL" or "DELAWARE LAW") the Company will merge with and into Acquiror Sub, a wholly-owned subsidiary of Acquiror (the "MERGER");

         WHEREAS, the Board of Directors and Stockholders of the Company have determined that the Merger is in the best interest of the Company and its stockholders, and have approved and adopted this Agreement and consented to the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Acquiror has determined that the Merger and the transactions contemplated hereby are in the best interests of Acquiror and its shareholders and has determined to submit and recommend the Merger and the issuance of Acquiror Common Stock and Acquiror Series A Convertible Preferred Stock in connection therewith (the "SHARE ISSUANCE") to its shareholders for their approval to the extent such approval is required by law or the rules of The New York Stock Exchange ("NYSE");

         WHEREAS, the Board of Directors and sole stockholder of Acquiror Sub have determined that the Merger is in the best interests of Acquiror Sub and its stockholder, and have approved and adopted this Agreement and consented to the transactions contemplated hereby; and

         WHEREAS, the parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

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                                  ARTICLE I

                             THE MERGER TRANSACTION

     SECTION 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law and this Agreement, at the "Effective Time" (as hereafter defined), the Company shall be merged with Acquiror Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Acquiror Sub shall continue as the surviving corporation of the Merger (hereafter, the "SURVIVING CORPORATION").

     SECTION 1.02 EFFECTIVE TIME. At the Closing , the parties shall cause the Merger to be consummated by filing of a certificate of merger (the "CERTIFICATE OF MERGER") with the Delaware Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing is the "EFFECTIVE TIME").

     SECTION 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and this Agreement. Without limiting the generality of those laws, and subject to their provisions, at the Effective Time, all the properties, rights, privileges, powers and franchises of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Acquiror Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation and Bylaws of Acquiror Sub shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to the limitations in this Agreement, Acquiror reserves the right, exercisable in its sole discretion on and after the Effective Time, to amend, or cause to be amended, the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     SECTION 1.05 DIRECTORS AND OFFICERS. At the Effective Time, the officers and directors of the Surviving Corporation shall be the officers and directors of the Company immediately prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06 TAKING NECESSARY ACTION; FURTHER ACTION. The parties shall each use reasonable efforts to take all actions as may be necessary or appropriate to effectuate the Merger as soon as possible consistent with the terms and conditions of this Agreement. If, at any time following the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of its constituent corporations, the directors and officers of the Surviving Corporation are fully authorized, in the name of each constituent corporation, to take, and shall take, all such lawful and necessary action, to carry out the purposes of this Agreement.

     SECTION 1.07 THE CLOSING. The closing of the transactions contemplated by this Agreement will take place at the offices of Neal, Gerber & Eisenberg, Chicago, Illinois, and will be effective at the Effective Time. On the terms and subject to the conditions of this Agreement and provided that this Agreement has not been terminated pursuant to Article VIII, the closing of


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the Merger (the "CLOSING") will take place at 10:00 a.m., local time in
Chicago, Illinois, on the date which is the third business day to occur on or after the satisfaction of the conditions set forth in Section 7.1, provided that if all conditions set forth in Article VII are not fulfilled or waived on such third business day, then the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are so satisfied or waived, subject to Section 8.01(e), unless another date or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to herein as the "CLOSING DATE." At the Closing, (a) Acquiror shall deliver, and each Stockholder will be entitled to receive, upon surrender to Acquiror of certificates representing shares of Company Common Stock or shares of Company Preferred Stock, as the case may be, for cancellation, certificates representing the number of shares of Acquiror Common Stock and/or Acquiror Series A Preferred Stock that such Stockholder is entitled to receive pursuant to Section 2.01 hereof, , and (b) the parties shall execute and deliver or make the deliveries set forth in Sections 7.01 and 7.02 hereof. In the event any certificate representing shares of Company Common Stock or shares of Company Preferred Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Acquiror, the posting by such Person of a bond in such amount as Acquiror may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, Acquiror will issue in exchange for such lost, stolen or destroyed certificate the shares of Acquiror Common Stock and/or Acquiror Series A Preferred Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                 ARTICLE II

                            EXCHANGE OF CERTIFICATES

         SECTION 2.01      MERGER CONSIDERATION.

                  (a) (i) At the Effective Time, by virtue of the Merger, Acquiror shall pay to the Stockholders Two Hundred and Forty Million Dollars ($240,000,000) (the "MERGER CONSIDERATION"), payable by the assumption of the Company Options pursuant to Section 6.13 and as follows:

                  (A) Nineteen Million Dollars ($19,000,000) in cash MINUS Expenses of the Stockholders and the Company in excess of $500,000 pursuant to section 8.03(a) hereof (the "CASH CONSIDERATION");

                  (B) Shares of Acquiror's Series A Convertible Preferred Stock, without par value ("ACQUIROR SERIES A PREFERRED STOCK"), valued at its liquidation value, with an aggregate liquidation value of Fifty-One Million Dollars ($51,000,000) (the "PREFERRED STOCK CONSIDERATION"); and

                  (C) Shares of Acquiror's common stock, without par value ("ACQUIROR COMMON STOCK"), valued at the Acquiror Share Price, with an aggregate value of the Merger Consideration, MINUS Seventy Million Dollars ($70,000,000).


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                  Provided, however, that, at the Effective Time, Merger
         Consideration valued at $25,000,000 (the "CAP"), shall be withheld from the Escrowed Stockholders and held pursuant to the Escrow Agreements referred to in Section 2.04 hereof;

                           (ii) "ACQUIROR SHARE PRICE" or "SHARE VALUE" shall
                  mean the lesser of (A) $10.00, or (B) the average closing price of the Acquiror Common Stock as reported on the NYSE for all trading days during the twenty-five (25) day period which consists of the fifteen (15) calendar days prior to the date hereof and the ten (10) calendar days following the date hereof; provided, however, that if such average closing price of the Acquiror Common Stock is less than $6.00, then Acquiror Share Price shall mean $6.00;

                           (iii) "SERIES B PORTION" shall mean the Merger
                  Consideration multiplied by a fraction, the numerator of which equals the number of shares of the Company's Series B Preferred Stock, $.001 par value per share ("COMPANY SERIES B PREFERRED STOCK") outstanding immediately prior to the Effective Time multiplied by the number of shares of Company Common Stock into which each share of Company Series B Preferred is then convertible and the denominator of which equals the total number of shares of the Company's Common Stock (whether Company Class A Common Stock or Company Class B Common Stock) (collectively, the "COMPANY COMMON STOCK"), outstanding immediately prior to the Effective Time assuming the exercise and/or conversion of the Silicon Warrant and all Company Options (whether or not then exercisable) then outstanding and the conversion of all Company Preferred Stock (including, without limitation, the Company Series A Preferred Stock and Series B Preferred Stock) into Company Common Stock prior to the Effective Time (such denominator, the "COMPANY FULLY DILUTED SHARES");

                           (iv) "SERIES A PORTION" shall mean the Merger
                  Consideration multiplied by a fraction, the numerator of which is equal to the number of shares of the Company's Series A Preferred Stock, $.001 par value per share ("COMPANY SERIES A PREFERRED STOCK") outstanding immediately prior to the Effective Time multiplied by the number of shares of Company Common Stock into which each share of Company Series A Preferred Stock is then convertible, and the denominator of which equals the Company Fully Diluted Shares;

                           (v) "COMMON STOCK PORTION" shall mean the Merger
                  Consideration multiplied by a fraction, the numerator of which equal the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and the denominator of which equals the Company Fully Diluted Shares.

                  (b) EFFECT ON COMPANY STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of the Company Common Stock, the Company's Preferred Stock, $.001 par value per share ("COMPANY PREFERRED STOCK"), Acquiror Common Stock or Acquiror Sub Stock:


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                           (i) CANCELLATION OF TREASURY STOCK AND COMPANY-OWNED
                  STOCK. Each share of Company Common Stock or Company Preferred Stock that is owned by the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided, however, that any shares of Company Common Stock or Company Preferred Stock (A) held by the Company for the account of another individual or entity ("PERSON"), (B) as to which the Company is or may be required to act as a fiduciary or in a similar capacity or (C) the cancellation of which would violate any legal duties or obligations of the Company, in each case shall not be cancelled but, instead, shall be treated as set forth in Section 2.01(b)(ii).

                           (ii) CONVERSION OF COMPANY SERIES B PREFERRED STOCK.
                  The issued and outstanding shares of the Company Series B Preferred Stock (other than shares to be cancelled in accordance with Section 2.01(a)(i)) shall be converted into the right to receive, in the aggregate, the Series B Portion, payable as follows: (A) cash in an amount equal to the Cash Consideration multiplied by a fraction, the numerator of which is sixteen (16) and the denominator of which is nineteen (19) (the "SERIES B CASH AMOUNT") plus (B) shares of Acquiror Series A Preferred Stock with an aggregate liquidation value of an amount (the "SERIES B PREFERRED STOCK AMOUNT") equal to the Series B Portion MINUS the Series B Cash Amount. Each issued and outstanding share of Company Series B Preferred Stock shall be entitled to its pro rata share of the Series B Portion, based upon the total shares of Company Series B Preferred Stock outstanding at the Effective Time.

                           (iii) CONVERSION OF COMPANY SERIES A PREFERRED STOCK.
                  The issued and outstanding shares of Company Series A Preferred Stock (other than shares to be cancelled in accordance with Section 2.01(a)(i)) shall be converted into the right to receive, in the aggregate, an amount equal to the Series A Portion, payable as follows: (A) cash in an amount equal to the Cash Consideration multiplied by a fraction, the numerator of which is three (3) and the denominator of which is nineteen (19) (the "SERIES A CASH AMOUNT"), (B) shares of Acquiror Series A Preferred Stock with an aggregate liquidation value as described in the next sentence (the "SERIES A PREFERRED STOCK AMOUNT"), and (C) Shares of Acquiror Common Stock with an aggregate value, valued at the Acquiror Share Price, of the Series A Portion MINUS the Series A Cash Amount MINUS the Series A Preferred Stock Amount. The Series A Preferred Stock Amount shall equal the product of (x) the Preferred Stock Consideration MINUS the Series B Preferred Stock Amount multiplied by (y) a fraction, the numerator of which is the Series A Portion MINUS the Series A Cash Amount and the denominator of which is which is the Merger Consideration MINUS the Series B Portion MINUS the Series A Cash Amount. Each issued and outstanding share of Company Series A Preferred Stock shall be entitled to its pro rata share of the Series A Portion based upon the total number of shares of Company Series A Preferred Stock outstanding at the Effective Time.

                           (iv) CONVERSION OF COMPANY COMMON STOCK. The issued
                  and outstanding shares of Company Common Stock (other than shares to be canceled


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                  in accordance with Section 2.01(a)(i)) shall be converted
                  into the right to receive, in the aggregate an amount equal to the Common Stock Portion, payable as follows: (A) shares of Acquiror Series A Preferred Stock with an aggregate liquidation value as described in the next sentence (the "COMMON PREFERRED STOCK AMOUNT"), and (B) shares of
                  Acquiror Common Stock, with an aggregate value, valued at the Acquiror Share Price, of the Common Stock Portion MINUS the Common Preferred Stock Amount. The Common Preferred Stock Amount equals the product of (x) the Preferred Stock Consideration MINUS the Series B Preferred Stock Amount MINUS the Series A Preferred Stock Amount multiplied by (y) a fraction, the numerator of which is the number of shares of Common Stock outstanding and the denominator of which is the difference between Company Fully Diluted Shares and the number of shares of Common Stock issuable upon the conversion of the Preferred Shares outstanding as of the Effective Time. Each issued and outstanding share of Company Common Stock shall be entitled to its pro rata share of the Common Stock Portion, based upon the total number of shares of Company Common Stock outstanding at the Effective Time.

                           (v) CERTIFICATES. Certificates, if any, previously
                  representing Company Common Stock or Company Preferred Stock shall, together with such duly executed documents and other instruments of transfer as may reasonably be required by Acquiror, upon presentment be immediately exchanged for certificates representing whole shares of Acquiror Common Stock and/or Acquiror Series A Preferred Stock, as applicable, issued in consideration therefor, without interest. All shares of Acquiror Common Stock and/or Acquiror Series A Preferred Stock, as applicable, issued upon conversion of shares of Company Common Stock and Company Preferred Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock and to have been issued and outstanding as of the Effective Time.

                  (c) ACQUIROR SUB STOCK. Each issued and outstanding share of common stock, no par value, of Acquiror Sub ("ACQUIROR SUB STOCK") shall be converted into one share of the common stock, no par value, of the Surviving Corporation ("SURVIVOR STOCK"). Certificates, if any, previously representing Acquiror Sub Stock shall, together with such duly executed documents and other instruments of transfer as may reasonably be required by Acquiror, upon presentment be immediately exchanged for certificates representing whole shares of Survivor Stock issued in consideration therefor, without interest.

                  (d) ACKNOWLEDGEMENT. The parties hereto agree and acknowledge that, notwithstanding anything to the contrary contained in this
         Section 2.01, each of (i) the Series B Portion, the Series A Portion and the Common Stock Portion, and (ii) the aggregate of the cash paid and the value of the shares of Acquiror's Series A Preferred Stock and Common Stock issued pursuant to Sections 2.01(b)(ii), (iii) and (iv), as such value is determined pursuant to such Sections, must equal the Merger Consisderation MINUS the sum of (A) the Expenses of the Stockholders and the Company in excess of $500,000 pursuant to Section 8.03(a) hereof and (B) the aggregate value of Acquiror Common Stock and Acquiror Series A Preferred Stock which would be issued on


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         exercise of all Adjusted Options outstanding at the Effective Time, valued in accordance with this Section 2.01, less the aggregate exercise price of such Adjusted Options.

         SECTION 2.02 STOCK TRANSFER BOOKS. On and as of the Effective Time, the transfer books of the Company shall be closed and thereafter, and except as provided in Sections 2.03 and 7.02(j), there shall be no further registration of transfers of interests in the Company on the records of the Company.

         SECTION 2.03 OTHER COMPANY SECURITIES AND OPTIONS. As of the Effective Time, each outstanding share of common, preferred or convertible capital stock other than the shares of Company Common Stock and Company Preferred Stock ("OTHER COMPANY SECURITIES"), together with all options and warrants (other than the Company Options and the Silicon Warrant) or other rights, agreements, arrangements or commitments (collectively, the "OTHER COMPANY OPTIONS") to sell or purchase shares of Company Common Stock, Company Preferred Stock or Other Company Securities, whether written, oral, authorized, outstanding, issued, unissued, vested or unvested, shall be cancelled and terminated, and of no further force or effect. Prior to the Effective Time, except as provided in Section 2.03 of the Company Disclosure Schedules, the Company shall use all reasonable efforts to take all corporate and/or other action necessary to effectuate the cancellation and termination of all Other Company Securities and Other Company Options.

         SECTION 2.04 ESCROW AGREEMENTS. Twenty-Five Million Dollars ($25,000,000) of the Merger Consideration, in the form of Acquiror Common Stock and Acquiror Series A Preferred Stock and valued in accordance with
Section 2.01, rounded up to the nearest whole share (the "ESCROW SHARES") will be deposited and held in escrow in accordance with separate Escrow Agreements in the form of EXHIBIT A attached hereto (the "ESCROW AGREEMENTS") with the Stockholders listed on Section 2.04 of the Company Disclosure Schedules (the "ESCROWED STOCKHOLDERS") as the sole source of indemnification payments that may become due to Acquiror under Article IX. The Escrow Shares will be deposited pursuant to the Escrow Agreements from the Escrowed Stockholders in the percentages set forth on Section 2.04 of the Company Disclosure Schedules.

         SECTION 2.05 EMPLOYMENT ESCROW AGREEMENTS. Twenty percent (20%) of the Merger Consideration in value (determined in accordance with Section 2.01, received by each of the Stockholders listed on Section 2.05 of the Company Disclosures Schedules, will be deposited and held in escrow in accordance with separate Employment Escrow Agreements in the form of EXHIBIT A-1 attached hereto. Such deposits will be in the form of Acquiror Common Stock, rounded up to the nearest whole share.

         SECTION 2.06 DISSENTING SHARES. Any holder of shares of Company Common Stock or Company Preferred Stock that are outstanding on the record date for the determination of which holders will be entitled to vote for or against the Merger who did not vote such shares in favor of the Merger ("DISSENTING SHARES") will be entitled to exercise dissenters' rights pursuant to Section 262 of the DGCL with respect to such Dissenting Shares, provided that such holder meets all requirements of the DGCL with respect to such Dissenting Shares, and will not be entitled to receive any Merger Consideration, unless otherwise provided by the DGCL or agreed in writing by Acquiror. The Company, the Surviving Corporation and Acquiror, as


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applicable, will, after consultation with one another, give such notices with respect to dissenters' rights as may be required by the DGCL and other applicable law as soon as practicable.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The term "COMPANY ADVERSE EFFECT," as used in this Agreement, shall mean any change or event that, individually or when taken together with all other such changes or events, would reasonably be considered to be materially adverse to the financial condition, business, business prospects or results of operations of the Company, taken as a whole; provided, however, the occurrence of any change or event (i) described in any Section of the Company Disclosure Schedules attached to this Agreement (the "COMPANY DISCLOSURE SCHEDULES"), (ii) resulting from the entry into this Agreement or the transactions contemplated hereby or the public announcement thereof (in accordance with Section 6.09 hereof), or (iii) resulting from or arising in connection with (A) any occurrence or condition affecting any of the online, e-commerce, promotional or decorated products industries generally, (B) any changes in economic, market, regulatory, banking, monetary, political or other similar conditions or (C) any occurrence or condition affecting the Internet (or any particular portion thereof) generally, shall not, individually or in the aggregate, constitute a Company Adverse Effect.

         The term "SUBSIDIARY" (or its plural) as used in this Agreement with respect to the Company, Stockholders, Acquiror, Acquiror Sub or any other entity, shall mean any corporation, partnership, limited liability company, limited liability partnership, joint venture or other entity of which the Company, Stockholders, Acquiror, Acquiror Sub or other entity, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests generally entitled to vote for the election of the board of directors or other governing body of such corporation or other entity.

         For purposes of this Article III, and as generally applied to the Company, the term "KNOWLEDGE" means the actual knowledge, upon due inquiry of Brad Keywell ("BRAD"), Eric Lefkofsky ("ERIC") (each, a "PRINCIPAL EXECUTIVE" and together, the "PRINCIPAL EXECUTIVES") and each of Rick Surkamer, Jennifer MacLean, Steven Scheyer, Simeon Schnapper and Jim Johnson (collectively, the "KEY EMPLOYEES").

         The Company represents and warrants, as of the date of this Agreement, to Acquiror and Acquiror Sub that, except as specifically described in the Company Disclosure Schedules, the statements contained in this Article III are true and correct with respect to the Company and its business. Any disclosure set forth on any particular Section of the Company Disclosure Schedules shall be deemed disclosed in reference to all Sections of the Company Disclosure Schedules to which such disclosure may be reasonably applicable.

         SECTION 3.01 ORGANIZATION AND QUALIFICATION; EQUITY INVESTMENTS. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth on
Section 3.01 of the Company Disclosure Schedules, the Company does not own, directly or indirectly, five percent (5%) or more of the voting stock or other equity interests in another Person. The Company possesses all requisite


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corporate power and corporate authority to own, lease and operate its properties and/or to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by the Company or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to do so would not have a Company Adverse Effect. The Company was duly incorporated on March 22, 1999; no predecessor Person conducted the business of the Company.

         SECTION 3.02 CERTIFICATE OF INCORPORATION; BYLAWS. The Company has furnished to Acquiror complete and correct copies of its Certificate of Incorporation and Bylaws, as amended or restated. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

         SECTION 3.03    CAPITALIZATION OF THE COMPANY.

                  (a) As of January 16, 2000, the authorized capital stock of the Company consists solely of:

                           (i) 40,000,000 duly authorized shares of Company
                  Common Stock, consisting of 36,895,000 shares of Class B (voting) Common Stock ("COMPANY CLASS B COMMON STOCK") and 3,105,000 shares of Class A (non-voting) Common Stock ("COMPANY CLASS A COMMON STOCK"), of which:

                                    (A) 16,500,000 shares of Company Class B
                           Common Stock are issued and outstanding, all of which are held of record and beneficially by the Persons and in the amounts set forth on Section 3.03(a) of the Company Disclosure Schedules;

                                    (B) 3,105,000 shares of Company Class A
                           Common Stock have been duly and validly reserved for issuance under the 1999 Stock Option Plan of the Company (the "PLAN"), of which 395,000 shares are outstanding pursuant to the exercise of such options, ______ shares are subject to outstanding options and
                           _______ shares are not subject to any outstanding options; such options are held of record by the Persons and in the amounts set forth on Section 3.03(a) of the Company Disclosure Schedules (the "COMPANY OPTIONS"); and

                                    (C) 8,682,080 shares of Class B Common Stock
                           are duly and validly reserved for issuance upon the conversion of the Company Series A Preferred Stock and the Company Series B Preferred Stock and for issuance upon exercise of the Silicon Warrant.

                           (ii) 7,153,711 duly authorized shares of Company
                  Preferred Stock of which:

                                    (A) 1,500,000 shares are designated as
                           Company Series A Preferred Stock, all of which are issued and outstanding, and all of which are held of record and beneficially by the Persons and in the amounts set forth on Section 3.03(a) of the Company Disclosure Schedules; and


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                                    (B) 5,653,711 shares are designated as
                           Company Series B Preferred Stock, of which 5,653,711 are issued and outstanding, and which are held of record by the Persons and in the amounts set forth on
                           Section 3.03(a) of the Company Disclosure Schedules.

                  (b) No Other Company Securities are issued and outstanding.
         Section 3.03(b) of the Company Disclosure Schedules contains a list of all outstanding warrants, options, agreements, convertible securities (other than Company Preferred Stock and the Silicon Warrant) and other commitments pursuant to which the Company is or may become obligated to issue, sell or otherwise transfer any Company Common Stock or Company Preferred Stock, which list names all Persons entitled to receive such Company Common Stock or Company Preferred Stock and sets forth the shares of Company Common Stock or Company Preferred Stock required to be issued thereunder. Except as described in Section 3.03(b) of the Company Disclosure Schedules, no shares of Company Common Stock or Company Preferred Stock are held in treasury or are reserved for any other purpose.

                  (c) All outstanding shares of Company Common Stock and Company Preferred Stock are, and as of the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable, and not subject to preemptive rights created by statute, the Company's Certificate of Incorporation or Bylaws, or, except as set forth in
         Section 3.03(c) of the Company Disclosure Schedules, any agreement as to which the Company is party or by which it is bound.

                  (d) Except as disclosed in Section 3.03(b) of the Company Disclosure Schedules, there are no Other Company Options obligating the Company to register for sale any capital stock or other equity interests in the Company. Except as disclosed in Section 3.03(d) of the Company Disclosure Schedules, as of the date of this Agreement there are no obligations, contingent or otherwise, of the Company to (x) repurchase, redeem or otherwise acquire any Company Common Stock or Company Preferred Stock, or (y) provide funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.

                  (e) The Stockholders hold of record all of the outstanding shares of Company Common Stock and Company Preferred Stock. To the knowledge of the Company, all shares of the Company Common Stock and the Company Preferred Stock are free and clear of all liabilities, liens, charges, security interests, adverse claims, pledges, restrictions, encumbrances and demands whatsoever. To the knowledge of the Company, no other Person has any right, title or interest in or to such shares of Company Common Stock or Company Preferred Stock, whether by reason of any purchase agreement, Law, option, assignment, contract (written or oral) or otherwise. Neither the Company nor, to the knowledge of the Company, any Stockholder has entered into, issued or given, or agreed to enter into, issue or give, any person other than Acquiror or Acquiror Sub an option, warrant, right, put, or call relating to, or any security convertible into, any shares of Company Common Stock or Company Preferred Stock or any such convertible security. For the purposes of this Agreement, the terms "LAW" or "LAWS" shall mean any foreign, U.S. federal, state, provincial, local or municipal law, statute, rule, ordinance, regulation, order, writ, injunction, judgment or decree.

                  (f) All issued Company Common Stock and Company Preferred Stock has been issued in transactions exempt from registration under the the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), and the rules and regulations promulgated thereunder, and all applicable state securities or blue sky laws and the rules and regulations thereunder ("BLUE SKY LAWS"), and the Company has not violated the Securities Act or any Blue Sky Laws in connection with the issuance of any such stock.

         SECTION 3.04 AUTHORITY. The Company possesses the requisite corporate power and corporate authority to execute and deliver this Agreement, including the Exhibits attached hereto, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including the approval by the Company's Stockholders and directors, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Acquiror and Acquiror Sub, constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms and conditions.

         SECTION 3.05   NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Company's Certificate of Incorporation or Bylaws, (ii) subject to (x) obtaining the consents, authorizations, approvals and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign (collectively, "GOVERNMENTAL ENTITIES"), pursuant to the applicable requirements of Laws, including but not limited to the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), Blue Sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT") (including, without limitation, with respect to the acquisition by any Stockholder of shares of Acquiror Common Stock or Acquiror Series A Preferred Stock in the Merger), the Code, and the filing and recordation of appropriate merger documents as required by Delaware Law and (y) obtaining the consents, approvals, authorizations or permits described in Section 3.05(b) of the Company Disclosure Schedules, conflict with or violate any laws applicable to the Company or by which any of its properties is bound or affected; or (iii) except as set forth in Section 3.05(b) of the Company Disclosure Schedules, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

                           (b) The execution and delivery of this Agreement by the Company does not require, and neither the performance nor compliance with the terms hereof by the Company requires, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities or other Persons, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act (including, without limitation, with respect to the acquisition by any Stockholder of shares of Acquiror Common Stock or Acquiror Series A Preferred Stock in the Merger), the NYSE and the Code, (ii) the consents, approvals, authorizations or permits described in Section 3.05(b) of the Company Disclosure Schedules, (iii) any consent or approval required for an assignment of a contract or agreement by operation of law pursuant to the Merger (and not required expressly under such contract or agreement upon a change of control or merger) and (iv) the filing and recordation of appropriate merger documents as required by Delaware Law.

         SECTION 3.06 PERMITS; COMPLIANCE. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (each, a "COMPANY PERMIT") and no suspension, revocation or cancellation of any such Company Permit is pending or, to the knowledge of the Company, threatened. The Company is not operating in material conflict with, or in material default or violation of (i) any Law applicable to the Company or by which its properties are bound or affected, or (ii) any Company Permit. Each Company Permit material to the operations of the Company is listed in Section 3.06 to the Company Disclosure Schedules.

         SECTION 3.07   FINANCIAL STATEMENTS.

                  (a) Except as disclosed in Section 3.07(a) of the Company Disclosure Schedules, the unaudited Balance Sheets, Income Statements, Statements of Cash Flow and Statements of Equity of the Company as at and for the calendar eleven (11) month period ended November 30, 1999 (collectively, the "COMPANY FINANCIAL STATEMENTS") delivered to Acquiror prior to the date of this Agreement (i) have been prepared from, and are in agreement with, the books, records and accounts of the Company, (ii) fairly present in all material respects the financial position of the Company as of the dates thereof, and (iii) fairly present, in all material respects, the results of operations of the Company for the periods indicated; PROVIDED, HOWEVER, the Company Financial Statements are subject to normal or recurring adjustments at the Company's fiscal year-end, have not necessarily been prepared in accordance with United States generally accepted accounting principles and standards ("GAAP") and do not contain footnotes and other presentation items that would be required by GAAP.

                  (b) The Company has no liabilities or indebtedness of any nature whatsoever, except for (i) liabilities and indebtedness set forth in the Balance Sheets included in the Company Financial Statements dated November 30, 1999 (the "MOST RECENT

         STATEMENTS"), (ii) liabilities and indebtedness which have arisen after the date of the Most Recent Statements in the ordinary course of business of the Company, (iii) liabilities and indebtedness set forth in Section 3.07(b) of the Company Disclosure Schedules,
         (iv) liabilities and indebtedness incurred in connection with the transaction contemplated herein, and (v) except as otherwise set forth in this Section 3.07(b), any such liability or indebtedness in each case less than $100,000, and less than $1,000,000 in aggregate liabilities or indebtedness.

         SECTION 3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Section 3.08 of the Company Disclosure Schedules, since the incorporation of the Company, (i) there has not been, and the Company has no knowledge of any facts that are not reflected in the Most Recent Statements and are reasonably likely to result in, any event or events causing a Company Adverse Effect, and (ii) to the date of this Agreement, there has not been any material change by the Company in its accounting methods, principles or practices except any such change after the date of this Agreement mandated by a change in GAAP.

         SECTION 3.09      ABSENCE OF LITIGATION.

                  (a) There are no claims, actions, suits, litigation, proceedings, arbitrations or investigations of any kind affecting the Company, at law or in equity (including actions or proceedings seeking injunctive relief), which are pending or, to the knowledge of the Company, threatened. There is no action pending or, to the knowledge of the Company, threatened seeking to enjoin or restrain the Merger or any of the transactions contemplated by this Agreement.

                  (b) Except as set forth in Section 3.09(b) of the Company Disclosure Schedules, the Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist orders.

         SECTION 3.10      CONTRACTS; NO DEFAULT.

                  (a) Section 3.10(a) of the Company Disclosure Schedules lists the following written undischarged contracts of the Company:

                           (i) any written arrangement (or group of related written arrangements) for the lease of tangible personal property or real property from or to third parties with annual payments exceeding $50,000 or with a term exceeding one year;

                           (ii)    any written arrangement concerning a
                  partnership, limited liability company, distributorship, agency, marketing agreement or joint venture;

                           (iii) contracts under which the Company has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money in excess of $50,000;

                            (iv)   contracts which relate to inventory
                  purchases or capital expenditures involving an expenditure (or series thereof) in excess of Fifty Thousand Dollars ($50,000), performance of which by both parties has not been completed;

                            (v)    contracts which relate to bonus and
                  incentive plans or similar plans providing for the payment of bonuses, commissions, incentive compensation or similar result-based remuneration to service providers to the Company other than employees;

                            (vi) contracts with any labor union or contract for the employment of any officer, individual employee or other Person on a full-time, part-time or consulting basis, and any written material contract for the engagement of any consultants or independent contractors;

                            (vii) contracts which by their terms limit the right of any employee of the Company to engage in, or to compete with the Company in, any business conducted by the Company prior to the Effective Time; and contracts which by their terms limit the right of the Company or, to the knowledge of the Company, any employee of the Company to engage in, or to compete with any Person (other than the Company) in, any business conducted by the Company prior to the Effective Time;

                            (viii) other than purchase orders entered into
                  in the ordinary course of the Company's business, all contracts of more than $50,000 under which the work by the Company is not yet complete or under which the Company otherwise has on-going obligations in excess of $50,000;

                            (ix) contracts with any Stockholder or any of their respective Affiliates with respect to which the consequences of a default or termination would reasonably be expected to have a Company Adverse Effect;

                            (x) contracts which constitute a guaranty of any obligation for borrowed money or other financial obligation, other than endorsements made for collection in the Company's ordinary course of business, or any agreement with respect to the lending or investing of funds to or in other Persons;

                            (xi)   other than contracts for the sale and
                  purchase of inventory entered into in the Company's ordinary course of business, any contract or group of related contracts with the same party (or group of related parties) for or relating to the purchase or sale of products or services under which the undelivered balance of products and services has a selling price in excess of $250,000;

                            (xii) any other contract or group of related contracts with the same party requiring payments after the date hereof to or by the Company of more than $250,000;

                            (xiii) any agreement with any employee, the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated by this Agreement involving the Company;

                            (xiv) any agreement or plan the benefits of which will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement;

                            (xv) any other written arrangement or group of related written arrangements not entered into in the Company's ordinary course of business the breach, default or termination of which would have a Company Adverse Effect;

                            (xvi) any written arrangement or contract to which the Company is a party which is capable of being terminated by the other party expressly upon the occurrence of a transaction of the nature contemplated by this Agreement;

                            (xvii) any contract which cannot readily be fulfilled or performed by the Company on time without express penalty or without extraordinary expenditure of money, which penalty or expenditure would reasonably be expected to have a Company Adverse Effect;

                            (xviii)  concern a lease or agreement relating in
                  any manner to real estate; or

                            (ixx) relate to royalty or licensing contracts, or contracts requiring similar payments (including software license agreements) involving, or which may reasonably in the future involve, an amount in excess of Fifty Thousand Dollars ($50,000) annually.

                  (b) The Company has made available to Acquiror a correct and complete copy of each agreement (including all amendments thereto) listed in Section 3.10(a) of the Company Disclosure Schedules. With respect to each agreement so listed (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement (excluding agreements requiring consent or approval for an assignment by operation of law pursuant to the Merger (and not expressly requiring consent or approval upon a change of control or merger)) will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Effective Time at the terms in effect immediately prior to the Effective Time; (C) neither the Company nor, to the knowledge of the Company, any other party to the arrangement, is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration thereunder, except in each case for any breaches, defaults, terminations, modifications or accelerations which have been cured or waived or breaches, defaults, terminations, modifications or accelerations which are not reasonably likely to result in a Company Adverse Effect; and (D) to the Company's knowledge, no party has repudiated any provision of any such arrangement. Except as set forth on
         Section 3.10(b) of the Company Disclosure Schedules, the Company is not a party to any legally binding verbal contract which, if reduced to written form, would be required to be listed in the Company Disclosure Schedules under the terms of this Section 3.10.

                  (c) For the purpose of this Agreement, (i) the term "AFFILIATE," means (x) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, and (y) with respect to a Principal Executive, also such Principal Executive's spouse, children and descendants, and the respective spouses of each, or a trust for the benefit of any such Person, (ii) the term "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise, and (iii) the term "CONTRACTS" means the contracts and agreements required to be listed in Sections 3.10(a) and 3.10(b) of the Company Disclosure Schedules.

         SECTION 3.11      EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                  (a) Section 3.11(a) of the Company Disclosure Schedules sets forth all pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which the Company is owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plans, or other employee benefit plans, trusts, arrangements, contracts, agreements, policies or commitments (including without limitation, any employee pension benefit plan as defined in
         Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employee welfare benefit plan as defined in
         Section 3(1) of ERISA), under which current or former employees of the Company or its "Plan Affiliates" are entitled to participate by reason of their employment with the Company or its Plan Affiliates, whether or not any of the foregoing is funded, and whether insured or self-funded, to which the Company is a party or a sponsor or a fiduciary thereof or by which the Company (or any of its rights, properties or assets) is bound, or (ii) with respect to which the Company could reasonably expect to have any liability (whether or not such plan, trust, arrangement, contract, agreement, policy or commitment is still in effect or frozen as to benefits or assets) (collectively, the "EMPLOYEE BENEFIT PLANS").

                  (b) For purposes of this Agreement, the term "PLAN AFFILIATE" shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company or Acquiror, as applicable, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                  (c) As used in this Agreement, "PENSION PLAN" means any Employee Benefit Plan which is an employee pension benefit plan as defined in ERISA, or is otherwise a pension, savings or retirement plan or a plan of deferred compensation, and the term "WELFARE PLAN" means any Employee Benefit Plan which is not a Pension Plan.

                  (d) With respect to the Employee Benefit Plans:

                                 (i) there are no Employee Benefit Plans which
                  are multiemployer plans as defined in Section 3(37) of ERISA, and the Company has not (A) incurred nor reasonably expects to incur, any direct or indirect liability under or by operation of Title IV of ERISA, or (B) failed to make any contribution when due as required by Section 412 of the Code;

                                (ii) there are no Employee Benefit Plans which
                  promise or provide health or life benefits to retirees or former employees of the Company other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980 of the Code or other applicable state continuation coverage law, or otherwise as identified in Section 3.11(d) of the Company Disclosure Schedules;

                                (iii) except as disclosed in Section 3.11(d) of
                  the Company Disclosure Schedules, each Employee Benefit Plan has at all times been operated and administered in material compliance with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and its terms;

                                (iv)each Pension Plan identified in Section
                  3.11(a) of the Company Disclosure Schedules has received a favorable determination letter from the Internal Revenue Service ("IRS") stating that such Plan is qualified under
                  Section 401(a) of the Code, meets all the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under Section 501(a) of the Code. Any trust or trusts associated with such Pension Plans are tax exempt under
                  Section 501(a) of the Code. To the knowledge of the Company, there is no reason why the tax-qualified or registered status of any such Pension Plan should be revoked, whether retroactively or prospectively, by any Governmental Entity pursuant to applicable Laws. All amendments to the Pension Plans which were required to be made through the date hereof and the Effective Time under Section 401(a) of the Code subsequent to the issuance of each such Plan's determination letter have been made, including all amendments required to be made by each respective date by the Tax Reform Act of 1986, and any other Laws or legislation affecting such Employee Benefit Plans;

                                (v) to the knowledge of the Company, no actual
                  or threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or Governmental Entity have been filed or are pending with respect to any Employee Benefit Plan or its sponsor, or such sponsor's subsidiaries or Plan Affiliates, in connection with any Employee Benefit Plan, or the fiduciaries responsible for such Employee Benefit Plan, and to the knowledge of the Company, no state of facts or conditions exist which reasonably could be expected to subject such Company to any material liability

                  (other than routine claims for benefits) in accordance with the terms of such Employee Pension Plan or pursuant to applicable Laws;

                                (vi)except as disclosed in Section 3.11(d) of
                  the Company Disclosure Schedules, the following clauses are true with respect to each Employee Benefit Plan:

                                    (A) all material filings required by ERISA,
                           the Code or any other applicable Laws, have been timely filed and all material notices and disclosures to Plan participants required by same have been timely provided;

                                    (B) the Company has not made, nor has it
                           committed to make, whether in writing or orally, any representation, payment, contribution or award to or under any Employee Benefit Plan (other than as required by its terms, the Code or ERISA;

                                    (C) all contributions and payments made or
                           accrued with respect to each Employee Benefit Plan required to be disclosed in Section 3.11(a) of the Company Disclosure Schedules are deductible in full under the Code. All contributions, premiums or payments required to be made with respect to each such Employee Benefit Plan have been or will hereafter be made on or before their due date(s):

                                    (D) except as disclosed in Section 3.11(d)
                           of the Company Disclosure Schedules, with respect to each Employee Benefit Plan maintained with respect to employees of the Company, the Company has delivered to Acquiror true and complete copies of the following documents:

                                            (1) plan documents, subsequent plan
                                    amendments, and any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment;

                                            (2) summary plan descriptions and
                                    summaries of material amendments and
                                    modifications;

                                            (3) the most recent tax-qualified
                                    determination letters received from, or
                                    applications pending with, the IRS with
                                    respect to Pension Plans;

                                            (4) the three most recent annual
                                    information returns (if applicable),
                                    including related schedules and audited
                                    financial statements and opinions of
                                    independent certified public accountants, for each Employee Benefit Plan filed on IRS Form 5500 for Employee Benefit Plans adopted by the Company; and

                                            (5) all related trust agreements,
                                    insurance contracts or other funding
                                    agreements that implement each such Employee
                                    Benefit Plan.

                               (vii) at no time has the Company adopted any
                  Pension Plan which is or could become subject to Title IV of ERISA or the funding standards of Section 412 of the Code. The Company has not incurred any liability to, or adopted any Employee Benefit Plan or other arrangement which may expose it to liability of any nature whatsoever, to (i) the Pension Benefit Guarantee Corporation under Title IV or Section 502 of ERISA, or (ii) the IRS under Chapter 43 of the Code;

                              (viii) with respect to each Employee Benefit Plan,
                  there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or
                  Section 406 of ERISA, or any other transaction contrary to the terms of such Employee Benefit Plan which could result in material liability to the Company.

                  (e) The Company has complied in all material respects with the provisions of ERISA and the Code with respect to each Pension Plan and Welfare Plan heretofore adopted or currently in effect for the benefit of its employees. Each Employee Benefit Plan described in Section 3.11(a) of the Company Disclosure Schedules may, by its express terms, be amended or terminated, in whole or in part.

                  (f) Except as disclosed in Section 3.11(f) of the Company Disclosure Schedules, no payment that is owed or may become due (pursuant to any agreement with the Company existing prior to the Effective Time) to any director, officer, employee or agent of the Company shall result in the imposition of, tax under Section 280G or 4999 of the Code, nor is the Company obligated, orally or in writing, to "gross up" or otherwise compensate any such person due to the imposition of an excise or similar tax on payments made to such person by the Company.

                  (g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedules or as expressly provided by the terms of this Agreement, the consummation of the transactions contemplated by this Agreement will not accelerate or terminate, nor does there exist any basis for the acceleration or termination of, (i) benefits payable to employees of or other compensated personnel at the Company under any Employee Benefit Plan, Welfare Plan, or other plan, arrangement, contract or agreement, written or oral, (ii) a participant's vesting credits or years of service under any Pension Plan or Welfare Plan, or
         (iii) accruals with respect to any other benefits or amounts reserved under any such plan or arrangement.

                  (h) Section 3.11(h) of the Company Disclosure Schedules lists, as of the date of this Agreement, all collective bargaining or other labor union contracts to which the Company is a party and which is applicable to persons employed by the Company. There is no pending or, to the knowledge of the Company, threatened, labor dispute, strike or work stoppage against the Company which may materially interfere with the business activities of the Company, its revenues, profits, cash flows, or other results of operations. The Company has no knowledge of the commission of any unfair labor practices in connection with the operation of the Company business, and there is not now pending or, to the knowledge of the Company, threatened, any charge, complaint or other proceeding against the Company by the National Labor Relations Board, or comparable Governmental Entities.

                  (i) At no time has any Plan Affiliate adopted any Pension Plan which is or could become subject to Title IV of ERISA or the funding standards of Section 412 of the Code or contributed or been obligated to contribute to any multiemployer plans as defined in Section 3(37) of ERISA.

         SECTION 3.12      TAXES.

                  (a)   (i)      Except as disclosed in Section 3.12(a) of the
                  Company Disclosure Schedules, all material Returns in respect of Taxes required to be filed prior to the date hereof with respect to the Company have been or will be timely filed (including extensions).

                        (ii) Except as disclosed in Section 3.12(a) of the Company Disclosure Schedules, all Taxes of the Company due prior to the date hereof, whether or not shown on the Returns, have been or will be timely paid by the party to whom chargeable and all payments of estimated Taxes required to be made with respect to the Company under the Code or any comparable provision of foreign, federal, state, provincial or local Law have been made on the basis of the applicable party's good faith estimate of the required installments.

                        (iii) Except as disclosed in Section 3.12(a) of the Company Disclosure Schedules, all Returns filed by the Company (or, in cases where amended Returns have been filed, such Returns (as amended) are true, correct and complete in all material respects.

                        (iv) All Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party by the Company have been withheld and, to the extent required, paid to the relevant taxing authority.

                        (v)      No material adjustment relating to any
                  Return has been proposed in writing by any Tax authority, except proposed adjustments that have been resolved prior to the date hereof.

                        (vi)     There are no outstanding subpoenas or
                  requests for information to which the Company has received notice with respect to any Return of the Company, or the Taxes reflected on such Returns.

                        (vii)    There are no Tax liens on any assets of
                  the Company other than liens for Taxes not yet due or payable or being contested in good faith.

                        (viii) Except as disclosed on Section 3.12(a) to the Company Disclosure Schedules, the Company has not been at any time a member or shareholder of any partnership, limited liability company, corporation or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired.

                        (ix) Except as disclosed on Section 3.12(a) to the Company Disclosure Schedules and as expressly set forth by the terms of this Agreement, neither the Company nor any of its subsidiaries were a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger.

                        (x) All material Taxes required to be withheld, collected or deposited by the Company during any taxable period for which the statute of limitations on an assessment remains open have been timely withheld, collected or deposited and to the extent required, have been paid to the relevant Tax authority.

                  (b)   (i)      Except as expressly provided in this
                  subdivision (i), the Company does not have any material income reportable for a period ending after the Effective Time but attributable to an installment sale occurring in or a change in accounting method made for a period ending at or prior to the Effective Time which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction).

                        (ii) No written Tax sharing or allocation agreement exists involving the Company.

                        (iii) Except as disclosed on Section 3.12(b) of the Company Disclosure Schedules, the Company does not have any unused net operating loss, unused net capital loss, unused credit, unused foreign tax credit, or excess charitable contribution for federal income tax purposes as of the Effective Time.

                  (c) For purposes of this Agreement, "TAX" or "TAXES" shall mean any and all taxes, payable to any foreign, federal, state, provincial, local or foreign governmental entity or taxing authority or agency, including, without limitation,

                        (i)      income, franchise, net worth, profits,
                  gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, goods and services, real or personal property, capital stock, license, payroll, withholding, FICA, FUTA, disability, employment, social security, Medicare, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes;

                        (ii) customs duties, imposts, charges, levies or other similar assessments of any kind; and

                        (iii) interest, penalties and additions to tax imposed with respect thereto.

         As used herein, the term "RETURNS" shall mean any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with the IRS or any U.S. state or any other governmental entity or tax authority or agency, whether domestic or foreign, including, without limitation, consolidated and combined Returns. For the purpose of this Section 3.12, references to the Company and its subsidiaries shall include former subsidiaries of the Company for periods during which such entities were owned, directly or indirectly, by the Company.

         SECTION 3.13 INTELLECTUAL PROPERTY RIGHTS. Except as set forth in
Section 3.13 of the Company Disclosure Schedules or in the last sentence of this Section 3.13, the Company owns or possesses the right or license to use all patents, trademarks, service marks, trade names, domain names, slogans, trade secrets and other tangible or intangible proprietary confidential information (including scientific and technical information, design processes, operating processes, schematics, procedures, formulae, data processing techniques, software, the specialized information and technology embodied in communications program materials, software documentation and other program and system designs), which it has used or currently uses (the "INTELLECTUAL PROPERTY") without any known conflict or alleged conflict with, or infringement of, the rights of others, and the Company's public use of any of such Intellectual Property which the Company is currently using internally and which it currently intends to commence using publicly shall not conflict with, or infringe upon, the rights of others. All Intellectual Property owned by the Company is referred to herein as the "OWNED INTELLECTUAL PROPERTY." All Intellectual Property currently licensed to the Company is referred to herein as the "LICENSED INTELLECTUAL PROPERTY." Section 3.13 of the Company Disclosure Schedules identifies (i) all Owned Intellectual Property consisting of issued domestic and foreign patents and patent applications pending, patent applications in process, domain name registrations, common law trademarks which are material to the Company's business as currently operated or as planned to be operated with such trademarks which the Company is currently using internally and currently intends to commence using publicly, domestic and foreign trademark registrations and trademark registration applications, copyright registrations, copyright registration applications, common law service marks which are material to the Company's business as currently operated or as planned to be operated with such trademarks which the Company is currently using internally and currently intends to commence using publicly, service mark registrations, service mark registration applications and written know-how agreements, and rights acquired through litigation, and (ii) all of the material Licensed Intellectual Property (other than computer software which is generally commercially available). Except as set forth in Section 3.13 of the Company Disclosure Schedules, the agreements for Licensed Intellectual Property (including computer software) are in full force and effect; the rights of the Company thereunder are free and clear of all adverse claims, options, liens, charges, security interests and encumbrances; and no defaults exist thereunder. The Company has not been served with any notice or summons regarding any interference, opposition or cancellation proceedings or infringement suits, nor to the knowledge of the Company or any of Nancy Dugan, Paul Ivsin,

Nick Antista and Hugo Toledo (the "Additional IT Personnel") has the Company received any threat of such action, with respect to any Intellectual Property. To the knowledge of the Company and the Additional IT Personnel, the Company has not been charged with infringing any patent, copyright, trademark right or other intellectual property right of any person, and neither the Company nor any of the Additional IT Personnel has any knowledge of any third party's use of any Intellectual Property in a manner that infringes upon the rights of the Company or any third party. The Intellectual Property comprises all of the intellectual property rights and licenses pertaining thereto necessary for the Company to conduct its business as formerly operated, and as currently planned to be operated, except for such licenses and intellectual property rights set forth in Section 3.13 of the Company Disclosure Schedules. The Company has not taken or allowed there to be taken any action to cause any of the material Intellectual Property to be abandoned, or failed to take such action necessary to prevent such material Intellectual Property from being abandoned. Section 3.13 of the Company Disclosure Schedules identifies all parties (other than the Company's employees) who have created any portion of the Owned Intellectual Property, and the Company has obtained from each of such persons a valid and enforceable written assignment of any and all rights which they would otherwise have in the Owned Intellectual Property. The Company has obtained written agreements or other adequate assurances from all of its current and former employees and from each third party with whom it has shared any of its confidential proprietary information, pursuant to which such employees and other third parties have acknowledged that such information is confidential proprietary information of the Company and have undertaken to maintain such information as confidential in accordance with the terms thereof. Notwithstanding any other provision of this Section 3.13 to the contrary, the Company shall not be deemed to be in breach of any of its representations or warranties set forth in this Section 3.13 as a result of any use which may be made of the trademark STARBELLY at any time following the Effective Time, and the terms of this Section 3.13 shall be applicable to the trademark STARBELLY solely with respect to the use thereof prior to the Effective Time.

         SECTION 3.14 CERTAIN BUSINESS PRACTICES AND REGULATIONS. Neither the Company nor any of its executive officers or directors has, to the knowledge of the Company, (i) made or agreed to make any contribution, payment or gift to any customer, client, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any applicable law, (ii) fraudulently established or maintained any unrecorded fund or asset for any purpose or knowingly made any false entries on its books and records for any reason, or
(iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for foreign, federal, state, provincial or local public office in violation under any applicable law.

         SECTION 3.15   REAL PROPERTY. The Company owns no real property.
Section 3.15(1) to the Company Disclosure Schedules sets forth a complete description of all real property leased by the Company as of the date of this Agreement ("REAL PROPERTY"). The Company has furnished Acquiror or its counsel true and complete copies of (i) the most recent lease with respect to each parcel of Real Property, and (ii) a written description of each oral contract, arrangement or understanding relating to Real Property. Except as set forth in Section 3.15(2) to the Company Disclosure Schedules:

                  (a) There is no condemnation proceeding or eminent domain proceeding pending or, to the knowledge of the Company, threatened, against any Real Property.

                  (b) The Company does not have any interest in, or any right or obligation to acquire any interest in, any real property other than Real Property.

                  (c) The rental set forth in each lease for Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same not set forth in Section 3.15(2) to the Company Disclosure Schedules.

                  (d) The Company and any Affiliate which is lessee under a lease for Real Property has, as of the date hereof, and shall have at the Effective Time, the full right to exercise any and all renewal options contained therein.

                  (e) There are no written or oral contracts between the Company or any Affiliate and any third party relating to any claim by such third party of any right to all or any part of the interest of the Company or Affiliate in any Real Property.

                  (f) All security deposits required under leases for Real Property have been made and no forfeiture with respect thereto has been claimed by any of the lessors.

                  (g) Each Real Property is subject to a binding written lease which is in full force and effect and neither the Company nor, to the Company's knowledge, any other party to such lease is in breach of any term thereunder.

                  (h) The premises with respect to each lease referenced in subparagraph (f) above is in a state of good repair and as of the date hereof and at the Effective Time, there will be no accrued obligation of the tenant thereunder for maintenance or repair of the premises which had not yet been performed.

         SECTION 3.16 ENVIRONMENTAL REPRESENTATIONS. The Company is in material compliance with, and does not have any material liability applicable under any Environmental Law, and to the knowledge of the Company, the Real Property has not been used by any other person in violation of, any Environmental Laws. For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" shall mean all foreign, federal, state, and local laws specifically relating to protection of the environment, or to protection of the public health from releases into the environment of hazardous substances, pollutants or contaminants, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and U.S. state tort laws and common laws.

         SECTION 3.17 BROKERS. Except for matters disclosed in Section 3.17 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.18   TITLE TO ASSETS. Except for matters disclosed in
Section 3.18 of the Company Disclosure Schedules, the Company is the owner of and has good and valid title to, or in the case of leased property has a valid leasehold interest in, all of its properties and assets, including those assets and properties reflected in the Company Financial Statements, free and clear of all liens, claims or encumbrances.

         SECTION 3.19 RELATED PARTY TRANSACTIONS. To the knowledge of the Company and except for any interests disclosed on Section 3.19 of the Company Disclosure Schedules, neither the Company nor either Principal Executive has any material direct interest in any material supplier, customer or client of the Company or in any person from whom or to whom the Company leases any material property, or in any other person, firm or entity with whom the Company transacts material business of any nature. Section 3.19 to the Company Disclosure Schedules identifies and describes all material contracts to which the Company is a party and to which any Principal Executive is directly also a party.

         SECTION 3.20 OFFICERS AND DIRECTORS. Section 3.20 to the Company Disclosure Schedules sets forth a list of the names and addresses of all executive officers and directors of the Company as of the date hereof.

         SECTION 3.21   POWERS OF ATTORNEY. Except as set forth in Section
3.21 of the Company Disclosure Schedules, the Company has not given a power of attorney (irrevocable or otherwise) to any person or entity for any purpose whatsoever, which is currently valid and in effect.

         SECTION 3.22 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement will, on the date such Proxy Statement is first mailed to Acquiror's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 3.23 OWNERSHIP OF ACQUIROR COMMON STOCK. Except as set forth on Section 3.23 of the Company Disclosure Schedules, as of the date hereof, neither the Company nor, to the knowledge of the Company, any Principal Executive or his Affiliates (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Acquiror Common Stock.

         SECTION 3.24 THE COMPANY'S WEBSITE. The Company's Internet website (the "WEBSITE") is a reasonably stable, secure and redundant website with regard to both bandwidth and server needs, taking into account all facts and circumstances. The current capacity of the Website is sufficient to permit reasonable access by at least 500 simultaneous users, and the Website has been designed and developed such that its capacity may readily be expanded to address currently projected increases in the Website's average daily number of users. At all times following the date on which the Website is complete, operational and accessible from the Internet (the "Website Launch Date") the Website will be capable of being operational and accessible from the Internet as described above no less than ninety-eight percent (98%) of the time, measured with respect to semiannual periods commencing at the Effective Time, and determined without regard to periods when the Website is not operational and accessible from the Internet due to (i) the Company's development efforts and upgrades, or
(ii) viruses transmitted over the Internet, failures of systems controlled by third parties such as Ameritech Corp. or Level 3, Inc., or other causes beyond the reasonable control of the Company (it being understood and agreed that the Website is intended to be operational and accessible from the Internet 24 hours per day, and not merely during business hours). The Company has prepared and implemented a reasonable disaster recovery contingency plan pursuant to which the Company or its designee will be able to restore the Website and recover the database of information collected by the Company with respect to users of the Website within a reasonably prompt period following any fire or other disaster which may occur at the Company's facilities.

         SECTION 3.25    THE YEAR 2000 PROBLEM.  Except as set forth in
Section 3.25 of the Company Disclosure Schedules:

                  (a) None of the computer systems owned or operated by the Company or by any third party on behalf of the Company, and no machinery, equipment, fixtures, inventory or other system which is owned, leased or operated by the Company or by any third party on behalf of the Company and controlled by one or more computer processors (collectively, the "COMPUTER SYSTEMS") will result in a material failure or disruption of any of the Company's business, operations, financial reporting, tax reporting, inventory management, accounts receivable systems, accounts payable systems, invoicing, delivery, personnel management or records, benefits records or administration, or any other records or systems as a result of being incapable of recognizing and correctly calculating dates on or after January 1, 2000, or unable to perform any of its intended functions in a proper and efficient manner as a result of its use with data containing any date on or after January 1, 2000 (the "YEAR 2000 PROBLEM")

                  (b) Section 3.25 of the Company Disclosure Schedules contains a true, correct and complete list of all written studies, audits, surveys, reports and investigations conducted by or on behalf of the Company with respect to the Year 2000 Problem.

         SECTION 3.26 TECHNOLOGY SYSTEMS. The Company's integrated fulfillment systems used for inventory and production management and control, its StoreBuilder software systems, its product information databases, its online product configurator, its online catalog/ordering system, its computer hardware and network systems and its security systems (collectively, the "Technology Systems") are reasonably stable, secure and redundant with regard to processing power, bandwidth and data storage capacity, taking into account all facts and circumstances. The Technology Systems are adequate to perform their intended functions for the Company assuming (i) 500 simultaneous users of the Website, and (ii) order processing and fulfillment at the volumes currently projected by the Company for calendar year 2000 as reflected on
Section 3.13 of the Company Disclosure Schedules, and are scalable to support substantial growth in the numbers of such visitors, order submissions and order fulfillments. Without limiting the generality of the foregoing, the Technology Systems have the following characteristics and are currently capable of performing the following functions:

                  (a) receiving and processing customer orders from the Website and affiliate websites;

                  (b)      providing feedback to customer on order receipt;

                  (c)      providing order status information to the customer;

                  (d) establishing an order database that can be used to drive operations;

                  (e) internally tracking order status from submission through steps of operations to product delivery;

                  (f) evaluating the orders received so that they can be fulfilled;

                  (g) providing information to generate purchase orders and production orders in accordance with blank garment needs and artist/production assignments and schedules;

                  (h)      establishing and maintaining a master image database;

                  (i) receiving images uploaded from customers for review, enabling improvement for production purposes, and updating a master image database;

                  (j) supplying quality digital images from a master image database that can ultimately and efficiently be used in production;

                  (k) processing credit card transactions for payment receipt/transfer of funds to the Company;

                  (l) processing purchase orders to be billed as accounts receivable;

                  (m) establishing and maintaining a customer database that supports customer service and marketing efforts; and

                  (n) preserving and protecting the security of the Technology Systems, including without limitation the Website and affiliate websites which are hosted on the Company's servers, and preserving and protecting the confidentiality of all transactions processed using the Technology Systems, using passwords, firewalls and other methods which are reasonable taking into account all facts and circumstances.

         SECTION 3.27 LIMITATION ON WARRANTIES. Notwithstanding anything to the contrary contained in this Agreement, the Company makes no implied warranty of any kind whatsoever, and makes no representation with respect to
(i) any matter not expressly set forth in this Article III, or (ii) the future profitability, future earnings or other future performance of the Company. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

                                 ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

         The term "ACQUIROR ADVERSE EFFECT" as used in this Agreement shall mean any change or event that, individually or when taken together with all other such changes or events, would reasonably be considered to be materially adverse to the financial condition, business, business prospects or results of operations of Acquiror or any of its subsidiaries, taken as a whole; provided, however, that a decline in the market value of Acquiror Common Stock in and of itself shall not constitute an Acquiror Adverse Effect, and the occurrence of any change or event (i) described in any Section of the Acquiror Disclosure Schedules attached to this Agreement (the "ACQUIROR DISCLOSURE SCHEDULES"), (ii) resulting from the entry into this Agreement or the transactions contemplated hereby or the public announcement thereof (in accordance with Section 6.09 hereof), or (iii) resulting from or arising in connection with (A) any occurrence or condition affecting any of the online, e-commerce, promotional or decorated products industries generally, (B) any changes in economic, market, regulatory, banking, monetary, political or other similar conditions or (C) any occurrence or condition affecting the Internet (or any particular portion thereof) generally, shall not, individually or in the aggregate, constitute an Acquiror Adverse Effect.

         Acquiror and Acquiror Sub, jointly and severally, represent and warrant, as of the date of this Agreement, to the Company that, except as set forth on the Acquiror Disclosure Schedules (and making reference to the particular section of this Agreement to which exception is being taken), the statements contained in this Article IV are true and correct with respect to Acquiror and Acquiror Sub, and their respective businesses. Any disclosure set forth on any particular Section of the Acquiror Disclosure Schedules shall be deemed disclosed in reference to all Sections of the Acquiror Disclosure Schedules to which such disclosure may be reasonably applicable.

         SECTION 4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Acquiror and Acquiror Sub is a corporation, duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and each of Acquiror and Acquiror Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to do so would not have an Acquiror Adverse Effect.

         SECTION 4.02 ARTICLES OF INCORPORATION; BYLAWS. Acquiror has furnished to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, as amended or restated, and a complete and correct copy of the Certificate of Incorporation and Bylaws, as amended or restated, of Acquiror Sub. Neither Acquiror nor Acquiror Sub is in violation of any of the provisions of its Articles of Incorporation or Certificate of Incorporation, as applicable, or its Bylaws.

         SECTION 4.03   CAPITALIZATION OF ACQUIROR AND ACQUIROR SUB.

                  (a) The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock, of which 48,724,790 were issued and outstanding as of January 14, 2000, and 10,000,000 shares of Preferred Stock, no par value ("ACQUIROR PREFERRED STOCK"), none of which are issued and outstanding. The authorized capital stock of Acquiror Sub consists of 1,000 shares of Common Stock, no par value per share ("ACQUIROR SUB COMMON STOCK"), of which, as of the date of this Agreement, 1,000 shares are issued and outstanding. On the date of this Agreement, all issued and outstanding shares of Acquiror Common Stock and Acquiror Sub Common Stock are, and at the Effective Time all issued and outstanding shares of Acquiror Common Stock, Acquiror Series A Preferred Stock and Acquiror Sub Common Stock will be, duly authorized, validly issued, fully paid and non-assessable. Acquiror is the record holder of all issued and outstanding shares of Acquiror Sub Common Stock, and such shares are owned by Acquiror free and clear of any and all security interests, liens, claims, pledges, agreements, limitations on Acquiror's voting rights, charges or other encumbrances of any nature whatsoever.

                  (b) 9,000,000 shares of Acquiror Common Stock have been duly and validly reserved for issuance under the HA-LO Industries, Inc. 1997 Stock Plan (Amended and Restated) of Acquiror (the "1997 ACQUIROR PLAN"), of which, as of December 31, 1999, shares are outstanding pursuant to the exercise of such options, 7,491,056 shares are subject to outstanding options and 1,242,469 shares are not subject to any outstanding options; 5,834,822 shares of Acquiror Common Stock have been duly and validly reserved for issuance under the HA-LO Industries, Inc. Stock Plan of Acquiror (together with the 1997 Acquiror Plan, the "ACQUIROR PLANS"), of which, as of December 31, 1999, shares are outstanding pursuant to the exercise of such options, 2,807,765 shares are subject to outstanding options, 832,727 shares are not subject to any outstanding options, 269,056 shares are subject to outstanding options issued outside of the Acquiror Plans, and 486,417 shares are subject to outstanding warrants held by Montgomery Ward & Co., Incorporated (all such options are the "ACQUIROR OPTIONS"); and

                  (c) Except as set forth on Section 4.03(c) of the Acquiror Disclosure Schedules, no shares of common, preferred or convertible capital stock (other than the shares of Acquiror Common Stock, Acquiror Sub Common Stock and Acquiror Preferred Stock), options (other than the Acquiror Options), warrants or other rights, agreements, arrangements or commitments to sell or purchase shares of Acquiror Common Stock, Acquiror Sub Common Stock or Acquiror Preferred Stock from Acquiror or Acquiror Sub are issued or outstanding. Section 4.03(c) of the Acquiror Disclosure Schedules contains a list of all outstanding warrants, options (other than Acquiror Options), agreements, convertible securities and other commitments pursuant to which Acquiror or Acquiror Sub is or may become obligated to issue, sell or otherwise transfer any Acquiror Common Stock, Acquiror Sub Common Stock or Acquiror Preferred Stock, which list names all Persons entitled to receive such Acquiror Common Stock, Acquiror Sub Common Stock or Acquiror Preferred Stock and sets forth the shares of Acquiror Common Stock, Acquiror Sub Common Stock or Acquiror Preferred Stock required to be issued thereunder. Except for Acquiror Options and as described in Section 4.03(c) of the Acquiror Disclosure Schedules, no shares of Acquiror Common Stock, Acquiror Sub

         Common Stock or Acquiror Preferred Stock are held in treasury or are reserved for any other purpose.

                  (d) All outstanding shares of Acquiror Common Stock and Acquiror Sub Common Stock are, and as of the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable, and not subject to preemptive rights created by statute, Acquiror's Articles of Incorporation or Bylaws, or Acquiror Sub's Certificate of Incorporation or Bylaws or, except as set forth in Section 4.03(d) of the Acquiror Disclosure Schedules, any agreement as to which Acquiror or Acquiror Sub is party or by which it is bound.

                  (e) Except as disclosed in Section 4.03(e) of the Acquiror Disclosure Schedules, other than Acquiror Options, there are no options outstanding obligating Acquiror or Acquiror Sub to register for sale any capital stock or other equity interests in Acquiror or Acquiror Sub. Except as disclosed in Section 4.03(e) of the Acquiror Disclosure Schedules, as of the date of this Agreement there are no obligations, contingent or otherwise, of Acquiror or Acquiror Sub to (x) repurchase, redeem or otherwise acquire any Acquiror Common Stock, Acquiror Sub Common Stock or Acquiror Preferred Stock, or (y) provide funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person (other than subsidiaries of Acquiror).

         SECTION 4.04   AUTHORITY.

                  (a) Each of Acquiror and Acquiror Sub has the requisite corporate power and corporate authority to enter into this Agreement and, subject to the approval of the Share Issuance by affirmative vote of the holders of a majority of the shares of Acquiror Common Stock present and entitled to vote at the Shareholders Meeting, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (other than the Shareholder Approval) and no other proceedings on the part of Acquiror or Acquiror Sub (other than the Shareholders Meeting) are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of Acquiror and Acquiror Sub enforceable in accordance with its terms and conditions.

                  (b) The Board of Directors of Acquiror (a) has declared as advisable and fair to and in the best interests of Acquiror and its shareholders and resolved to recommend to its shareholders (i) the Merger and (ii) the Share Issuance, and (b) has approved this Agreement and all agreements and transactions contemplated hereby and thereby.

         SECTION 4.05   NO CONFLICT; REQUIRED FILINGS AND CONSENTS; OTHER
MATTERS.

                  (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub, will not (i) conflict with or violate the Articles, By-Laws or equivalent organizational documents of Acquiror or Acquiror Sub, (ii) subject to (x) obtaining the consents, approvals, authorizations and permits of, and making filings or notifications to, any Governmental Entities pursuant to the applicable requirements, if any, of Laws, including but not limited to the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act (including, without limitation, with respect to the acquisition by any Stockholder of shares of Acquiror Common Stock or Acquiror Series A Preferred Stock in the Merger), the NYSE, the Code and the filing and recordation of appropriate merger documents as required by Delaware Law, and (y) obtaining the consents, approvals, authorizations or permits described in Section 4.05(b) of the Acquiror Disclosure Schedules, conflict with or violate any Laws applicable to Acquiror or Acquiror Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror or Acquiror Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Acquiror Sub is a party or by which Acquiror or Acquiror Sub or any of their respective properties is bound or affected, except for any such conflicts or violations described in clause (ii), or breaches or defaults described in clause (iii) that would not have an Acquiror Adverse Effect.

                  (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and neither the performance nor compliance with the terms hereof, by Acquiror and Acquiror Sub requires any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities or other persons, except for
         (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act (including, without limitation, with respect to the acquisition by any Stockholder of shares of Acquiror Common Stock or Acquiror Series A Preferred Stock in the Merger), the NYSE and the Code, (ii) the consents, approvals, authorizations or permits described in Section 4.05(b) of the Acquiror Disclosure Schedules, and (iii) the filing and recordation of appropriate merger documents as required by Delaware Law.

         SECTION 4.06   SECURITIES REPORTS; FINANCIAL STATEMENTS.

                  (a) Since December 31, 1997, Acquiror and its subsidiaries have timely filed (x) all forms, reports, statements, registration statements and other documents required to be filed (or filed by reference) with (i) the Securities and Exchange Commission (the "COMMISSION"), including without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all Proxy Statements relating to meetings of shareholders, (D) all required current reports on Form 8-K, (E) all other reports and registration statements, and (F) all amendments and supplements to all such reports and registration statements, and (ii) any applicable state securities authorities, and (y) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where failure to file any such forms, reports, statements and other documents under this clause (y) would not have an Acquiror Adverse Effect (all such forms, reports, statements, registration statements and other documents referred to in this Subsection (a) are, collectively, "ACQUIROR REPORTS").

                  (b) The Acquiror Reports complied as of their respective dates in all material respects with the then applicable requirements of the Securities Act and the Exchange. As of their respective dates, the Acquiror Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in
         Section 4.06(b) of the Acquiror Disclosure Schedules, each of Acquiror's consolidated financial statements (including any notes to such financial statements) included within the Acquiror Reports (i) has been prepared in all material respects in accordance with the published rules and regulations of GAAP and the Commission applied on a consistent basis throughout the periods involved, and (ii) fairly present in all material respects, the consolidated financial position of Acquiror as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated; provided, however, the interim financial statements of Acquiror may (x) be subject to normal or recurring adjustments at Acquiror's fiscal year-end, (y) not necessarily be indicative of results for a full-fiscal year, and (z) contain pro-forma financial information which is not necessarily indicative of Acquiror's consolidated financial position.

                  (c) Acquiror has no liabilities or indebtedness of any nature whatsoever, except for (i) liabilities and indebtedness set forth in Acquiror Reports filed prior to January 1, 2000, (ii) liabilities and indebtedness which have arisen after September 30, 1999 in the ordinary course of business of Acquiror, (iii) liabilities and indebtedness set forth in Section 4.06(c) of the Acquiror Disclosure Schedules, (iv) liabilities and indebtedness incurred in connection with the transaction contemplated herein, and (v) except as otherwise set forth in this Section 4.06(c), any such liability in each case less than $1,000,000 or less than $10,000,000 in aggregate liabilities.

         SECTION 4.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Acquiror Disclosure Schedules, since September 30, 1999, (i) there has not been, and Acquiror has no knowledge of any facts that are reasonably likely to result in, any event or events causing an Acquiror Adverse Effect, and (ii) to the date of this Agreement, there has not been any material change by Acquiror in its accounting methods, principles or practices except any such change after the date of this Agreement mandated by a change in GAAP.

          SECTION 4.08  ABSENCE OF LITIGATION.

                  (a) Except as set forth in an Acquiror Report filed with the Commission prior to the date hereof, there is no claim, action, suit, litigation, proceeding, arbitration, or, to the knowledge of Acquiror, investigation of any kind affecting Acquiror or any of its subsidiaries, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Acquiror, threatened, except for claims, actions, suits, litigations, proceedings, arbitrations or investigations which cannot reasonably be expected to have an Acquiror Adverse Effect. There is no action pending or, to the best knowledge of the Acquiror or Acquiror Sub, threatened seeking to enjoin or restrain the Merger or any transaction contemplated by the Merger.

                  (b) Except as set forth in an Acquiror Report filed with the Commission prior to the date hereof, neither Acquiror nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which cannot reasonably be expected to have an Acquiror Adverse Effect.

         SECTION 4.09 OWNERSHIP OF ACQUIROR SUB. All of the outstanding capital stock of Acquiror Sub is owned directly by Acquiror.

         SECTION 4.10 BROKERS. Except as disclosed in Section 4.10 of the Acquiror Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

         SECTION 4.11 INFORMATION SUPPLIED. The Proxy Statement will not, on the date such Proxy Statement is first mailed to Acquiror's shareholders and at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 4.12 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Acquiror has received the opinion of Credit Suisse First Boston Corporation, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair to Acquiror from a financial point of view.

         SECTION 4.13 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the shares of Acquiror Common Stock present and entitled to vote at the Shareholders Meeting is the only vote of the holders of any class or series of Acquiror's capital stock necessary to approve the Merger, the Share Issuance and the transactions contemplated hereby.

         SECTION 4.14 NO PRIOR ACTIVITIES. Acquiror Sub has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement and consummation of the transactions contemplated hereby. Acquiror Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or become subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

         SECTION 4.15   ERISA COMPLIANCE.

                  (a) Except as disclosed in the Acquiror Reports, with respect to any collective bargaining agreement or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Acquiror or any of its wholly-owned subsidiaries (collectively, the "ACQUIROR BENEFIT PLANS"), no event has occurred and, to the knowledge of Acquiror, there exists no condition or set of circumstances, in connection with which Acquiror or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have an Acquiror Adverse Effect under ERISA, the Code or any other applicable Law.

                  (b) Except as disclosed in the Acquiror Reports, each Acquiror Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Acquiror Benefit Plan that individually or in the aggregate would not reasonably be expected to have an Acquiror Adverse Effect. Acquiror, its subsidiaries and all of the Acquiror Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not reasonably be expected to have an Acquiror Adverse Effect. Each Acquiror Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Acquiror Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Acquiror, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Acquiror Benefit Plan or the exempt status of any such trust, except for any occurrence that individually or in the aggregate would not reasonably be expected to have an Acquiror Adverse Effect.

                  (c) Except as any of the following either individually or in the aggregate would not reasonably be expected to have an Acquiror Adverse Effect or as disclosed in the Acquiror Reports, (x) neither Acquiror nor any Plan Affiliate of Acquiror has incurred any liability under Title IV of ERISA and no condition exists that presents a risk to Acquiror or any Plan Affiliate of Acquiror of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), (y) no Acquiror Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and (z) to the knowledge of Acquiror, there are not any facts or circumstances that would materially change the funded status of any Acquiror Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Acquiror Benefit Plan is a "multi employer plan" within the meaning of Section 3(37) of ERISA.

                  (d) Neither Acquiror nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Acquiror or any of its subsidiaries and no collective bargaining agreement is being negotiated by Acquiror or any of its subsidiaries, in each case that is material to Acquiror and its subsidiaries taken as a whole. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Acquiror or any of its subsidiaries pending or, to the knowledge of Acquiror, threatened which may interfere with the respective business activities of Acquiror or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not reasonably be expected to have an Acquiror Adverse Effect. As of the date of this Agreement, to the knowledge of Acquiror, none of Acquiror, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Acquiror or any of its subsidiaries, and there is no charge or complaint against Acquiror or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except for any occurrence that individually or in the aggregate would not reasonably be expected to have an Acquiror Adverse Effect.

                  (e) No Acquiror Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service the cost of which is material to Acquiror and its subsidiaries taken as a whole.

                  (f) No amounts payable under the Acquiror Benefit Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of Acquiror or any Plan Affiliate of Acquiror to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change of control" under any Acquiror Benefit Plan, and Acquiror and its board of directors have taken all required actions to effect the foregoing.

         SECTION 4.16   TAXES.

                  (a) Except as disclosed in the Acquiror Reports, each of Acquiror and its subsidiaries has filed all material Returns and reports required to be filed by it and all such Returns and reports are complete and correct in all material respects, or requests for extensions to file such Returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have an Acquiror Adverse Effect. Acquiror and each of its subsidiaries has paid (or Acquiror has paid on its behalf) all Taxes shown as due on such Returns, and the most recent financial statements contained in the Acquiror Reports reflect an adequate reserve for all taxes payable by Acquiror and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (b) Except as disclosed in the Acquiror Reports, no deficiencies for any taxes have been proposed, asserted or assessed against Acquiror or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have an Acquiror Adverse Effect.

                  (c) Neither Acquiror nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 4.17 STATE TAKEOVER STATUTE; SHAREHOLDERS' RIGHTS PLANS. The Board of Directors of Acquiror has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and, assuming the accuracy of the Company's representation and warranty contained in Section 3.23, such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement by the Acquiror Board of Directors under Section 5/7.85 of the Illinois Business Corporation Act of 1983, as amended, and represents all the actions necessary to ensure that the super majority voting requirement of Section 5/7.85 of the Illinois Business Corporation Act of 1983, as amended, does not apply to the Company or the Stockholders in connection with the Merger and the other transactions contemplated by this Agreement. To the knowledge of Acquiror, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement. Acquiror has not adopted and does not have in effect any shareholders rights plan, and Acquiror's board of directors has not approved any such plan and has not authorized submission of any such plan for shareholder approval.

         SECTION 4.18   INTELLECTUAL PROPERTY.

                  (a) Except as disclosed in the Acquiror Reports, Acquiror and its subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the "Acquiror Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Acquiror Intellectual property the failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have an Acquiror Adverse Effect. Neither Acquiror nor any such subsidiary has received any notice of infringement of or conflict with, and, to Acquiror's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Acquiror Intellectual property that individually or in the aggregate, in either such case, would reasonably be expected to have an Acquiror Adverse Effect.

                  (b) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by Acquiror of any rights to use computer and telecommunication software including source and object code and documentation and any other media (including, without limitation, manuals, journals and reference books) necessary to carry on its business substantially as currently conducted and the loss of which would have an Acquiror Adverse Effect.

         SECTION 4.19   CERTAIN CONTRACTS. Except as set forth in Section
4.19 of the Acquiror Disclosure Schedule, the Acquiror Reports or as permitted pursuant to Sections 5.03 and 5.04, neither Acquiror nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission) or any written undisclosed material contracts of Acquiror or Acquiror Sub to lease real property (except for any such contracts copies of which have been made available to the Company) or (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of Acquiror and its subsidiaries, taken as a whole, is or would be conducted. Section 4.19 of the Acquiror Disclosure Schedules sets forth all ongoing written agreements between Acquiror (or any of its subsidiaries) and each of John R. Kelley, Jr., Lou Weisbach and Linden D. Nelson.

         SECTION 4.20 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have an Acquiror Adverse Effect or as disclosed in the Acquiror Reports filed and publicly available prior to the date of this Agreement, Acquiror and its subsidiaries are in material compliance with, and do not have any material liability applicable under any Environmental Law, and to the knowledge of Acquiror and Acquiror Sub, the real property owned or leased by Acquiror or its subsidiaries has not been used by any other person in violation of, any Environmental Laws.

         SECTION 4.21 RELATED PARTY TRANSACTIONS. To the knowledge of Acquiror and except for any interests disclosed on Section 4.21 of the Acquiror Disclosure Schedules or as disclosed in the Acquiror Reports, neither Acquiror nor any of its directors or executive officers, have any material direct interest in any material supplier, customer or client of Acquiror or in any person from whom or to whom Acquiror leases any material property, or in any other person, firm or entity with whom Acquiror transacts material business of any nature. Section 4.21 to the Acquiror Disclosure Schedules or the Acquiror Reports identify and describe all material contracts to which Acquiror is a party and to which any director or executive officer is directly also a party.

         SECTION 4.22 CERTAIN BUSINESS PRACTICES AND REGULATIONS. Neither Acquiror nor any of its executive officers or directors has, to the knowledge of Acquiror, (i) made or agreed to make any contribution, payment or gift to any customer, client, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any applicable law, (ii) fraudulently established or maintained any unrecorded fund or asset for any purpose or knowingly made any false entries on its books and records for any reason, or (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for foreign, federal, state, provincial or local public office in violation under any applicable law.

         SECTION 4.23 LIMITATION ON WARRANTIES. Notwithstanding anything to the contrary contained in this Agreement, Acquiror and Acquiror Sub make no implied warranty of any kind whatsoever, and make no representation with respect to (i) any matter not expressly set forth in this Article IV, or (ii) the future profitability, future earnings or other future performance of Acquiror or Acquiror Sub. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

                                    ARTICLE V

             COVENANTS RELATING TO THE CONDUCT OF THE COMPANY BUSINESS

         SECTION 5.01 AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees with Acquiror and Acquiror Sub that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to, in writing, by Acquiror, which consent shall not be unreasonably withheld, the Company shall, subject to the limitations contained in this Agreement:

                  (a) Operate its business in the usual and ordinary course, consistent with its reasonable past practice and that certain Confidential Private Placement Memorandum of the Company, dated November 1999 (the "OFFERING MEMO");

                  (b) Subject to the limitations contained in this Agreement, use reasonable best efforts to preserve intact its business organization and assets, maintain its material rights and franchises, retain the services of its officers, key employees and managers, and maintain existing good relationships with its material customers, clients, vendors and suppliers, all consistent with the Offering Memo;

                  (c) Use reasonable efforts to keep in full force and effect all liability insurance and bonds comparable in amount and scope of coverage to that currently maintained.

                  (d) Subject to applicable law, confer with Acquiror from time-to-time at Acquiror's reasonable request to report on all reasonable operational matters.

                  (e) File its federal and state income tax Returns, and all required state and local income and franchise tax Returns for the fiscal tax year coinciding with or ending in 1999 (if applicable), on or before the due date for filing such Returns (including extensions).

         SECTION 5.02 NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement, as set forth on Section 5.02 to the Company Disclosure Schedules or as otherwise consented to in writing by Acquiror, which consent shall not be unreasonably withheld, from the date of this Agreement until the Effective Time, the Company shall not do any of the following:

                  (a) Except as consistent with the past practice of the Company or as contemplated by the Offering Memo or that is reasonably appropriate to consummate the Merger, (i) increase the compensation or any commission payable or to become payable to any director, officer, employee or independent contractor, except for increases in salary, bonuses or wages payable or to become payable to employees or independent contractors who are not directors or officers, (ii) grant any severance or termination pay or enter into any severance agreement with, any director, officer or employee, (iii) enter into any employment agreement of any nature whatsoever with any director, officer or employee that would extend beyond the Effective Time, except on an at-will basis, or (iv) establish, adopt, enter into or amend any employee benefit plan, except as may be required to comply with applicable Law (provided that the actions under clauses (i), (ii) and (iii) shall only require notice to, and not consent by, Acquiror);

                  (b) Except as contemplated by the Offering Memo or as contemplated by the Merger, make any material change in the overall nature of its business;

                  (c) Make (or commit to make) capital expenditures in an amount which exceeds One Million Dollars ($1,000,000) or to the extent that such expenditures do not relate to the conduct of the Company's business consistent with the Offering Memo and the Company's past practice;

                  (d) Declare or pay, or agree to declare or pay, any dividend on, or make any other distribution in respect of, outstanding Company Common Stock, Company Preferred Stock, Other Company Securities, Company Options or Other Company Options;

                  (e) (i) Redeem, purchase or otherwise acquire any of its capital stock or any securities or obligations convertible into or exchangeable for any of its capital stock, or any options, warrants or conversion or other rights to acquire any of its capital stock or any such securities or obligations, (ii) effect any reorganization or recapitalization, or (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

                  (f) Except pursuant to the Plan, issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale of (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances), any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or amend or otherwise modify the terms of any such rights, warrants or options, the effect of which shall be to make such terms more favorable to the holders thereof (including without limitation the acceleration of the vesting of any options other than as contemplated by this Agreement);

                  (g) Acquire or agree to acquire, by merging or consolidating with, by purchasing a controlling equity interest in or all or substantially all of the assets of, or by any other manner, any material business;

                  (h) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, its material assets to the extent not consistent with its past practice;

                  (i) Adopt any amendments to its Certificate of Incorporation or Bylaws;

                  (j) Incur any liability or any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a contract, note, bond, debenture or similar instrument, other than liabilities and obligations up to One Million Dollars

         ($1,000,000) which relate to the conduct of the Company's business consistent with the Offering Memo and the Company's past practice;

                  (k) Agree in writing or otherwise to do any of the foregoing unless the terms of such agreement are terminable upon closing of the Merger contemplated in this Agreement;

                  (l) (i) perform any act which, if performed, would prevent or excuse the performance of this Agreement by the Company, or (ii) fail to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by the Company; or

                  (m) Initiate, solicit, continue or encourage (including by way of furnishing any information or assistance in connection with) any inquiries or the making of any offer that constitutes, or may reasonably be expected to lead to, any "Competing Transaction" (as such term is defined below), or enter into discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or enter into any agreement with respect to a Competing Transaction. The Company shall promptly notify Acquiror if any such inquiries or proposals are received by the Company or by any of its officers, directors, financial advisors, attorneys, accountants or other representatives. For purposes of this Agreement, the term "COMPETING TRANSACTION" shall mean any of the following involving the Company (other than the Merger): (i) any merger, consolidation, exchange, material business combination, or other similar material transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions;
         (iii) any sale of or exchange for any outstanding capital stock or equity of the Company; or (iv) any agreement to, or announcement by the Company of a proposal, plan or intention, to do any of the foregoing.

         SECTION 5.03 AFFIRMATIVE COVENANTS OF ACQUIROR. Acquiror hereby covenants and agrees with the Company that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to, in writing, by the Company, which consent shall not be unreasonably withheld, Acquiror shall, subject to the limitations contained in this Agreement:

                  (a) Operate its business in the usual and ordinary course, consistent with its reasonable past practice and its 2000 budget, a copy of which has been provided to the Company (the "BUDGET");

                  (b) Subject to the limitations contained in this Agreement, use reasonable best efforts to preserve intact its business organization and assets, maintain its material rights and franchises, retain the services of its officers, key employees and managers, and maintain existing good relationships with its material customers, clients, vendors and suppliers, all consistent with the Budget;

                  (c) Use reasonable efforts to keep in full force and effect all liability insurance and bonds comparable in amount and scope of coverage to that currently maintained.

                  (d) Subject to applicable law, confer with the Company from time-to-time at the Company's reasonable request to report on all reasonable operational matters.

                  (e) File its federal and state income tax Returns, and all required state and local income and franchise tax Returns for the fiscal tax year coinciding with or ending in 1999 (if applicable), on or before the due date for filing such Returns (including extensions).

         SECTION 5.04 NEGATIVE COVENANTS OF ACQUIROR AND ACQUIROR SUB. Except as expressly contemplated by this Agreement or disclosed in the Acquiror Disclosure Schedules or otherwise consented to in writing by the Company, which consent shall not be unreasonably withheld, from the date of this Agreement to the Effective Time, Acquiror shall not (and shall not permit the Acquiror Sub to) and Acquiror Sub shall not:

                  (a) Except as consistent with the past practice of Acquiror or as contemplated by the Budget or that is reasonably appropriate to consummate the Merger, (i) increase the compensation or any commission payable or to become payable to any director, officer, employee or independent contractor, except for increases in salary, bonuses or wages payable or to become payable to employees or independent contractors who are not directors or officers, (ii) grant any severance or termination pay or enter into any severance agreement with, any director, officer or employee, (iii) enter into any employment agreement of any nature whatsoever with any director, officer or employee that would extend beyond the Effective Time, except on an at-will basis, or (iv) establish, adopt, enter into or amend any employee benefit plan, except as may be required to comply with applicable Law (provided that the actions under clauses (i), (ii) and (iii) shall only require notice to, and not consent by, the Company),.

                  (b) Except as contemplated by the Budget or as contemplated by the Merger, make any material change in the overall nature of its business.

                  (c) Declare or pay, or agree to declare or pay, any dividend on, or make any other distribution in respect of, outstanding Acquiror Common Stock, Acquiror Sub Common Stock or Acquiror Options;

                  (d) Make (or commit to make) capital expenditures in an amount which exceeds Ten Million Dollars ($10,000,000) or to the extent that such expenditures do not relate to the conduct of Acquiror's business consistent with its past practice;

                  (e) (i) Redeem, purchase or otherwise acquire any of its capital stock or any securities or obligations convertible into or exchangeable for any of its capital stock, or any options, warrants or conversion or other rights to acquire any of its capital stock or any such securities or obligations, (ii) effect any reorganization or recapitalization, or (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

                  (f) Except pursuant to the Acquiror Plans or as permitted by
         Section 5.04(g) hereof, issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale of (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances), any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or amend or otherwise modify the terms of any such rights, warrants or options, the effect of which shall be to make such terms more favorable to the holders thereof;

                  (g) Acquire or agree to acquire, by merging or consolidating with, by purchasing a controlling equity interest in or all or substantially all of the assets of, or by any other manner, any material business, except for such acquisitions made in the ordinary course of business consistent with past practice with the consideration equal to less than Five Million Dollars ($5,000,000) for any such transaction;

                  (h) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, its material assets, other than in the ordinary course of business consistent with past practice;

                  (i) Other than as contemplated by this Agreement, adopt any amendments to its Articles or Certificate of Incorporation, as applicable, or Bylaws;

                  (j) Other than in connection with the financing of the transactions contemplated by this Agreement and the effect thereof on Acquiror's budget, incur any liability or any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a contract, note, bond, debenture or similar instrument other than liabilities and obligations up to Twenty Five Million Dollars ($25,000,000) to the extent that they relate to the conduct of Acquiror's business in the ordinary course of business and consistent with past practice;

                  (k) Agree in writing or otherwise to do any of the foregoing unless the terms of such agreement are terminable upon closing of the Merger contemplated in this Agreement;

                  (l) (i) perform any act which, if performed, would prevent or excuse the performance of this Agreement by Acquiror or Acquiror Sub, or (ii) fail to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by Acquiror or Acquiror Sub; or

                  (m) Initiate, solicit, continue or encourage (including by way of furnishing any information or assistance in connection with) any inquiries or the making of any offer that constitutes, or may reasonably be expected to lead to, any "Acquiror Competing Transaction" (as such term is defined below), or enter into discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain an Acquiror Competing Transaction or enter into any agreement with respect to an Acquiror Competing Transaction. Acquiror shall promptly notify the Company if any such inquiries or proposals are received by Acquiror, by any material subsidiary of Acquiror or by any of its or their officers, directors, financial advisors, attorneys, accountants or other representatives. For purposes of this Agreement, the term "ACQUIROR COMPETING

         TRANSACTION") shall mean any of the following involving Acquiror or any material subsidiary of Acquiror (other than the Merger): (i) except as required by Acquiror's Board of Directors' fiduciary duties, as advised in writing by counsel to Acquiror, any merger, consolidation, exchange, material business combination, or other similar material transaction (except with respect to transactions permitted pursuant to Section 5.04(g)); (ii) except as required by Acquiror's Board of Directors' fiduciary duties, as advised in writing by counsel to Acquiror, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of Acquiror in a single transaction or series of related transactions; (iii) except as required by Acquiror's Board of Directors' fiduciary duties, as advised in writing by counsel to Acquiror, any sale of or exchange for (including, without limitation, by merger or tender offer) all of the outstanding capital stock or equity of Acquiror; or (iv) any agreement to, or announcement by Acquiror of a proposal, plan or intention, to do any of the foregoing. If Acquiror shall exercise its rights with respect to fiduciary duties, a copy of such opinion shall be furnished to the Company three (3) business days prior to taking any action required by such fiduciary duties.

         SECTION 5.05   ACCESS AND INFORMATION.

                  (a) Upon reasonable prior notice from Acquiror, the Company shall afford to Acquiror and its officers, employees, accountants, consultants, legal counsel and other representatives, reasonable access during business hours to (i) the properties and locations at which the Company is conducting business activities, (ii) the managers, officers and management personnel of the Company at all such locations, and
         (iii) all information (including, if available, original documents and Returns) concerning the business, properties, contracts, records and personnel of the Company. The Company shall permit Acquiror to make copies of such books, records and other documents as Acquiror reasonably considers necessary or appropriate for the purpose of familiarizing itself with the business, properties, contracts, records and personnel of the Company, and/or for obtaining any approvals, consents, licenses or permits for the transactions contemplated by this Agreement.

                  (b) Upon reasonable prior notice from the Company, Acquiror shall afford to the Company and its officers, employees, accountants, consultants, legal counsel and other representatives, reasonable access during business hours to (i) the properties and locations at which Acquiror is conducting substantially all of its business activities,
         (ii) the managers, officers and management personnel of Acquiror at all such locations, and (iii) all information (including, if available, original documents and Returns) concerning the business, properties, contracts, records and personnel of Acquiror. Acquiror shall permit the Company to make copies of such books, records and other documents as the Company reasonably considers necessary or appropriate for the purpose of familiarizing itself with the business, properties, contracts, records and personnel of Acquiror, and/or for obtaining any approvals, consents, licenses or permits for the transactions contemplated by this Agreement.

                                      ARTICLE VI

                                 ADDITIONAL AGREEMENTS

         SECTION 6.01 TAX TREATMENT. All parties shall use reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions which could prevent the merger from qualifying as a reorganization and from having each of the parties to this Agreement from being parties to such reorganization within the meaning of Section 368 of the Code. Following the Effective Time, neither the Surviving Corporation, Acquiror nor any of their Affiliates shall take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

         SECTION 6.02 STOCKHOLDER AGREEMENTS. Shares of Acquiror Common Stock and Acquiror Series A Preferred Stock are being issued by Acquiror to the Stockholders under the Merger in reliance upon the representations, warranties and agreements of the Stockholders set forth in a Stockholder Agreement in the form of EXHIBIT B attached hereto (each, a "STOCKHOLDER AGREEMENT").

         SECTION 6.03 STEP REGISTRATION OF ACQUIROR COMMON STOCK. Within ten (10) days following the Effective Time, Acquiror shall effect the registration for resale of twenty-five percent (25%) of the Acquiror Common Stock issued to the Stockholders in the Merger or underlying shares of Acquiror Series A Preferred Stock issued to the Stockholders in the Merger. Acquiror further agrees that (i) it shall effect the registration for resale of an additional fifteen percent (15%) of the original total number of shares of Acquiror Common Stock issued in the Merger or underlying shares of Acquiror Series A Preferred Stock issued to the Stockholders in the Merger on or prior to the last day of the three (3) month period beginning at the Effective Time, (ii) it shall effect the registration for resale of an additional thirty-three and one-third percent (33 1/3%) of the original total number of shares of Acquiror Common Stock issued in the Merger or underlying shares of Acquiror Series A Preferred Stock issued in the Merger on or prior to the last day of the nine (9) month period beginning at the Effective Time, and (iv) it shall effect the registration for resale of the balance of such shares of Acquiror Common Stock or Acquiror Common Stock underlying shares of Acquiror Series A Preferred Stock issued hereunder which have not been registered for resale under the Securities Act ("UNREGISTERED SHARES") (including the Escrow Shares, which shares shall be the last shares of Acquiror Common Stock registered under this Section 6.03) on or prior to the second anniversary of the Effective Time, to the extent such shares are then owned by the Stockholders; Acquiror shall use all reasonable efforts to effect the registration of the shares for resale under the Securities Act, by performing the obligations set forth in those Registration Rights Agreements, to be entered into prior to the Effective Time between Acquiror and various Stockholders listed on Schedule 6.03, the form of which is attached hereto as EXHIBIT C (the "REGISTRATION RIGHTS AGREEMENTS"). No Stockholder shall receive the registration rights provided in this Section 6.03 until such Stockholder has executed and delivered to Acquiror a Registration Rights Agreement. Registration of the Escrow Shares shall not affect the terms of the Escrow Agreements or otherwise constitute a release of such shares from escrow. Each such shareholder listed on Schedule 6.03 shall be entitled to enter into its own registration rights agreement with Acquiror.

Any stockholders not listed on Schedule 6.03 shall be entitled to enter into a registration rights agreement in form and substance substantially similar to the Registration Rights Agreement.

         SECTION 6.04 PREPARATION OF ACQUIROR'S PROXY STATEMENT; SHAREHOLDERS MEETING.

                  (a) As soon as practicable following the date of this Agreement, Acquiror shall prepare and file with the Commission and cause to be cleared a proxy statement (the "PROXY STATEMENT") in connection with the submission of the Share Issuance and the Merger to Acquiror's shareholders for their approval (the "SHAREHOLDER APPROVAL"). Acquiror shall cause the Proxy Statement to be mailed to Acquiror's shareholders as soon as practicable after its review, if any, by the Commission. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or any amendment thereto has been filed, of any request by the Commission or its staff for amendment of the Proxy Statement, if any, or comments thereon and responses thereto or requests by the Commission or its staff for additional information. Drafts of the Proxy Statement and any amendments shall be provided to the Company and its counsel not less than three business days prior to filing and all filings shall be subject to the reasonable approval of the Company and its counsel. Each of the Company and Acquiror agrees that the information provided by it for inclusion in the Proxy Statement, and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of Acquiror, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any information relating to Acquiror or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Acquiror or the Company which should be set forth in an amendment to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment describing such information shall be promptly filed with the Commission and, to the extent required by Law, disseminated to Acquiror's shareholders.

                  (b) Acquiror shall, as soon as possible following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "SHAREHOLDERS MEETING") for the purpose of obtaining the Shareholder Approval and shall, through its board of directors (if not in breach of their fiduciary duties), recommend to its shareholders the approval and adoption of this Agreement, the Merger, the Share Issuance and the other agreements and transactions contemplated hereby.

                  (c) Acquiror will use its best efforts to hold the Shareholders Meeting as soon as possible after the date hereof.

                  (d) Acquiror will use its best efforts to obtain the Shareholder Approval and to list the Acquiror Common Stock to be issued in the Merger or issuable upon the conversion of Acquiror Series A Preferred Stock with the NYSE.

         SECTION 6.05 RATIFICATION OF COMPANY APPROVAL. On the date hereof, the Company shall have provided Acquiror with documents, in such form and substance as reasonably requested by Acquiror, executed by the Stockholders listed on Section 6.05 of the Company Disclosure Schedules (the "PRINCIPAL STOCKHOLDERS") and directors of the Company, affirming and ratifying their approval of and consent to the Merger and the other transactions contemplated hereunder.

         SECTION 6.06   APPROPRIATE ACTION; CONSENTS; FILINGS.

                  (a) The Company and Acquiror shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable,
         (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Acquiror or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and
         (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable securities Laws, (B) the HSR Act (including, without limitation, with respect to the acquisition by any Stockholder of shares of Acquiror Common Stock or Acquiror Series A Preferred Stock in the Merger), and (C) any other applicable Law; provided, however, that the Company and Acquiror shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, and the Company, Acquiror and Acquiror Sub shall not respond to any regulatory authority without the consent of the other parties hereto. The Company and Acquiror shall (and the Company shall cause the Principal Executives to) furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including, if so requested by Acquiror, all information required to be included in the Resale Prospectus or a proxy statement) in connection with the transactions contemplated by this Agreement.

                  (b) The Company and Acquiror shall give (or shall cause their respective subsidiaries or Affiliates to give) (and the Company shall cause the Principal Executives to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents required to prevent a Company Adverse Effect from occurring prior to or after the Effective Time or an Acquiror Adverse Effect from occurring prior to or after the Effective Time (collectively, "MATERIAL CONSENTS").

                  (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger and conversion of the Company Common Stock and/or Company Preferred Stock into Acquiror Common Stock and/or Acquiror Series A Preferred Stock pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger, the other transactions contemplated under this Agreement, or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company or the Surviving Corporation, which in either case is reasonably likely to have a Company Adverse Effect prior to or after the Effective Time, or an Acquiror Adverse Effect after the Effective Time.

                  (d) From the date of this Agreement until the Effective Time, Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Company Common Stock and/or Company Preferred Stock into Acquiror Common Stock and/or Acquiror Series A Preferred Stock pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated under this Agreement, or in either case reasonably likely to have an Acquiror Adverse Effect prior to the Effective Time.

                  (e) Each of Acquiror and the Company shall cooperate with each other in obtaining the Tax Opinion. In connection therewith, each of Acquiror and the Company shall deliver to Altheimer & Gray (or other nationally recognized counsel selected by the Company) customary representation letters in form and substance reasonably satisfactory to such counsel and the Company and Acquiror shall use reasonable efforts to obtain any representation letters from appropriate stockholders and shall deliver any such letters obtained to Altheimer & Gray.

         SECTION 6.07 UPDATE DISCLOSURE; BREACHES. From and after the date of this Agreement until the Effective Time, the Company, on the one hand, and Acquiror and Acquiror Sub, on the other hand, shall promptly notify the other by written update to its Disclosure Schedules of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of the Company or Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that, except as otherwise provided in this Agreement, the delivery of any notice pursuant to this Section 6.07 shall not be deemed to cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement, or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.08 PUBLIC ANNOUNCEMENTS. Subject to applicable Law, each of Acquiror and the Company shall obtain the other party's prior approval (which shall not be unreasonably withheld) of the contents of all public announcements (including press releases) with respect to the Merger or this Agreement. The Company and Acquiror acknowledge and agrees that any such press release or other public announcement respecting the Merger or this Agreement shall be disseminated only in coordination between the Company and Acquiror.

         SECTION 6.09 OBLIGATIONS OF ACQUIROR SUB. Acquiror shall, for the benefit of the Company and its Stockholders, take all reasonable action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 6.10 CERTIFICATES. Each certificate representing Unregistered Shares owned by a Stockholder shall bear legends substantially as follows:

                  (a) All certificates representing Acquiror Common Stock and Acquiror Series A Preferred Stock shall bear a legend reading substantially as follows:

                  "The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933 and in reliance on the holder's representation that such securities were being acquired for investment and not for resale. No transfer of such securities may be made on the books of the issuer unless accompanied by an opinion of counsel reasonably satisfactory to the issuer, that such transfer may properly be made without registration under the Securities Act of 1933 or that such securities have been so registered under a registration statement which is in effect at the date of such transfer."

                  (b) Certificates delivered under the Escrow Agreements shall also bear the following endorsement:

                  "The securities represented by this certificate are also subject to restrictions on transfer and to the rights of issuer and issuer's affiliate, to cancel such securities, on the terms and conditions set forth in an Agreement and Plan of Merger and Plan of Reorganization dated as of January __, 2000 and an Escrow Agreement, dated as of ___________, 2000, a copy of each of which may be obtained from the issuer or from the holder of this certificate. No transfer of such securities will be made on the books of issuer unless accompanied by evidence of compliance with the terms of such agreements."

                  These legends shall be the only ones appearing on the certificates. The legend in (a) shall be removed by Acquiror upon request made on or after the second anniversary of the Effective Time and shall also be removed in connection with the resale of shares of Acquiror Common Stock pursuant to the Registration Rights Agreements. Upon release of any such certificates from the Escrow Agreements, the legend set forth in Section 6.10(b) shall be removed.

         SECTION 6.11 ACQUIROR BOARD REPRESENTATION. At the Effective Time, the Board of Directors of Acquiror shall be reconstituted so that it is no more than eleven (11) members and so that it contains as members such number of directors as designated by the Principal Executives (the "BOARD DESIGNEES"), rounded up to the next whole number, as shall cause such Board Designees to represent that portion of the Board of Directors of Acquiror equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Acquiror Common Stock to be issued pursuant to this Agreement (or issuable upon conversion of Acquiror Series A Preferred Stock to be issued pursuant to this Agreement) and to be beneficially owned by the Stockholders bears to the total number of shares of Acquiror Common Stock to be outstanding at the Effective Time or then issuable upon conversion of Acquiror Series A Preferred Stock to be then outstanding. In order to satisfy its obligations hereunder, Acquiror further agrees prior to the Effective Time to amend its Bylaws and to take such other action as reasonably requested by the Company.

         SECTION 6.12 STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date hereof through the Effective Time, the Company may not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party (other than the Letter of Confidentiality pursuant to its terms or by written agreement of the parties thereto). During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by reasonable efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

         SECTION 6.13   COMPANY OPTIONS UNDER THE PLAN.

                  (a) As of the Effective Time, (i) each outstanding Company Option shall be assumed by Acquiror and become and represent an option (an "ADJUSTED OPTION") to purchase (A) the number of shares of Acquiror Common Stock decreased to the nearest whole share, determined by multiplying (I) the number of shares of Acquiror Common Stock to be issued upon conversion of one share of Company Common Stock pursuant to
         Section 2.01(b)(iv) of this Agreement by (II) a fraction (the "Option Number") the numerator of which is one and the denominator is the number of shares of Acquiror Common Stock to be issued upon conversion of one share of Company Common Stock pursuant to Section 2.01(b)(iv) of this Agreement, and (B) the number of shares of Series Preferred Stock to be issued upon conversion on one share of Company Common Stock pursuant to Section 2.01(b)(iv) of this Agreement by the Option Number, at an exercise price per Adjusted Option equal to the exercise price for each such Company Stock Option, divided by the Option Number (rounded down to the nearest whole cent), and all references in each such option to the Company shall be deemed to refer to Acquiror, where appropriate; provided, however, that the adjustments provided in this clause (i) with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, shall be effected in a manner consistent with the requirements of Section 424(a) of the Code, and (ii) Acquiror shall assume the obligations of the Company under the Plan. The other terms of each Adjusted Option, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Option shall be the date on which the corresponding Company Option was granted.

                  (b) The Company and Acquiror agree that the Plan shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Company Class A Common Stock held or to be awarded or paid pursuant to the Plan, into shares of Acquiror Common Stock on a basis consistent with the transactions contemplated by this Agreement. The Company and Acquiror agree to submit the amendments to the Plan to their respective stockholders, if such submission is determined to be necessary by counsel to the Company or Acquiror after consultation with one another; provided, however that such approval shall not be a condition to the consummation of the Merger.

                  (c) Acquiror shall (i) reserve for issuance the number of shares of Acquiror Common Stock that will become subject to the Plan and (ii) issue or cause to be issued the appropriate number of shares of Acquiror Common Stock pursuant to the Plan, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. No later than the Effective Time, Acquiror shall prepare and file with the Commission a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Acquiror Common Stock necessary to fulfill Acquiror's obligations under this Section 6.13(c). Such registration statement shall be kept effective and the current status of the prospectus required thereby shall be maintained for at least as long as Adjusted Options remain outstanding.

                  (d) As soon as practicable after the Effective Time, Acquiror shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the Plan and the agreements evidencing the grants of such Company Options and that such Company Options and the related agreements shall be assumed by Acquiror and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger); provided that Acquiror shall make good faith efforts to so deliver such notices on the same day as the Effective Time.

                  (e) Prior to the Effective Time, the Company may cause (i) fifty percent (50%) of all Company Options held by each Key Employee to become fully vested at the Effective Time (and the remainder of such employee's Company Options shall vest on the date they would have otherwise vested absent such accelerated vesting), and (ii) thirty-three and one-third percent (33 1/3%) of all Company Options held by each employee of the Company (other than the Principal Executives or Key Employees) to become fully vested at the Effective Time (and the remainder of such employee's Company Options shall vest on the date they would have otherwise vested absent such accelerated vesting).

                  (f) Between the date hereof and the Effective Time, the Company will prohibit (in accordance with the terms of the Plan) exercises of Company Options to the extent that the issuance hereunder of the Merger Consideration would not be excempt from the Securities Act.

         SECTION 6.14   CONDITIONAL FUNDING.

                  (a) If the Effective Time shall not occur on or prior to March 1, 2000 (and Acquiror possesses no right to terminate this Agreement under Article VIII), Acquiror shall on such date make an unsecured loan to the Company in immediately available funds in the amount of $5,000,000, with the Company's repayment obligation solely evidenced by a subordinated note substantially in the form of EXHIBIT D attached hereto.

                  (b) If the Effective Time shall not occur on or prior to April 1, 2000 (and Acquiror possesses no right to terminate this Agreement under Article VIII), Acquiror shall on such date make an unsecured loan to the Company in immediately available funds in the amount of $5,000,000, with the Company's repayment obligation solely evidenced by a subordinated note substantially in the form of EXHIBIT D attached hereto.

                  (c) Any funding under Section 6.14(b) shall be in addition to any funding pursuant to Section 6.14(a). The Company shall not be required to issue any note to Acquiror in respect of a loan under Sections 6.14(a) or (b) until Acquiror has initiated the funding of such loans in immediately available funds. For the purposes of this Agreement, "FUNDING NOTES" shall mean the notes referenced in this
         Section 6.14.

         SECTION 6.15   EMPLOYEE AND RELATED MATTERS.

                  (a) For a period of one year following the Effective Time, Acquiror shall provide the Company's employees with retirement, health, welfare and other employee benefits that are substantially equivalent to, and no less favorable than, those provided to Acquiror's employees who are similarly situated. To the extent that service is relevant for eligibility and vesting (and, solely for purposes of calculating entitlement to vacation and sick days, benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Acquiror or any of its subsidiaries for the benefit of employees located in the United States of Acquiror and any of its subsidiaries; such plan, program or arrangement shall (i) credit Company employees for service on or prior to the Effective Time with the Company, (ii) credit any pre-existing conditions, to the same extent eligible for coverage under a Company Benefit Plan and (iii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by the Company's employees in the calendar year in which the Effective Time occurs.

                  (b) For a period of three years following the Effective Time, other than as approved by the Principal Executives, Acquiror shall not relocate the Key Employees or the technology department to a location other than the Company's present location or a location connected to the UPSHOT division of Acquiror.

         SECTION 6.16   INDEMNIFICATION.

                  (a) From and after the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, agent, employee or director of the Company (the "COMPANY INDEMNIFIED PARTIES") which is the same as the exculpation and indemnification provided to the Company Indemnified Parties by the Company immediately prior to the Effective Time in its Certificate of Incorporation and Bylaws, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement (or that limitation of the indemnification obligations of the Escrowed Stockholders under Article IX hereof and excluding actions (other than with respect to appraisal rights pursuant to applicable Delaware Law) brought by Stockholders who did not vote for, or submit their written consent to approve, the Merger).

                  (b) In the event that the Acquiror or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 6.16, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

                  (c) Acquiror guarantees, unconditionally and absolutely, the performance of Surviving Corporation's and Acquiror Sub's obligations under this Section 6.16.

                  (d) Acquiror shall cause to be maintained (to the extent commercially available) in effect for not less than six years from the Effective Time policies of directors' and officers' liability insurance, for the benefit of directors and officers of the Company prior to the Effective Time, with respect to matters occurring prior to the Effective Time in amounts and on a basis not less favorable than Acquiror provides for its officers and directors.

                  (e) Each of the Company Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.16 and Acquiror and Acquiror Sub acknowledge and agree that each Company Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Company Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.16. This
         Section 6.16 is intended for the irrevocable benefit of, and to grant third party rights to, the Company Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Acquiror and Acquiror Sub, including without limitation the Surviving Corporation.

         SECTION 6.17   COMMITMENT LOANS; FACILITY.

                  (a) Simultaneously herewith or on the next busineess day hereafter, Acquiror shall make an unsecured loan to the Company in immediately available funds in the amount of $5,000,000, with the Company's repayment obligation solely evidenced by a subordinated note substantially in the form of EXHIBIT D attached hereto (such note, together with that certain unsecured loan in the amount of $5,000,000 made by Acquiror to the Company pursuant to that certain Promissory Note, dated January 6, 2000, are referenced hereinafter as the "COMMITMENT NOTES"). Acquiror and Acquiror Sub agree and acknowledge that such loan shall in no way reduce, modify or offset all or any portion of the Merger Consideration or the rights or remedies of the Company or the Stockholders whether under or at law or in equity.

                  (b) On or prior to February 28, 2000, Acquiror shall provide evidence reasonably satisfactory to the Company that Acquiror has a working capital facility with substantially the same terms as its current facility (the "FACILITY").

         SECTION 6.18 LISTING. Acquiror agrees to authorize for listing on the NYSE the shares of Acquiror Common Stock comprising the Merger Consideration (including shares of Acquiror Common Stock issuable upon conversion of Acquiror Series A Preferred Stock), and those required to be reserved for issuance upon exercise of Adjusted Options assumed in connection with the Merger, by filing with the NYSE a Supplemental Listing Application (or such other form as may be required by the NYSE) in a timely manner prior to the Closing or otherwise in accordance with the rules and regulations of the NYSE.

         SECTION 6.19 STRUCTURE OF MERGER. The parties hereto acknowledge that, at the written request of the Company, the parties shall amend this Agreement for the purpose of restructuring the Merger so that the Company is the "Surviving Corporation" hereunder. Any such amendment shall contain appropriate modifications to the provisions of this Agreement as if such restructured Merger were originally the form of Merger contemplated by this Agreement. Any such request shall be made at least ten (10) business days prior to the Effective Time and only if this Agreement has not been terminated pursuant to Article VIII hereof.

         SECTION 6.20 CERTAIN RESOLUTIONS. Prior to the consummation of the Merger, and as a condition to the Company's obligations to close the Merger, Acquiror agrees to take all actions reasonably necessary to secure an exemption from Section 16(b) of the Securities Exchange Act of 1934, pursuant to Rule 16b-3 under that Act, for all acquisitions, dispositions and reacquisitions of equity securities of Acquiror to occur directly or indirectly as a result of the Merger, pursuant to the Merger Agreement, the related Escrow Agreements or otherwise, by each of the following persons (or any entities in which they hold interest) who will become directors or officers of Acquiror at the time the Merger is consummated; (provided, however, that the foregoing agreement shall not limit Acquiror's rights or remedies under the Merger Agreement, the related Escrow Agreements or other agreements contemplated thereby): Bradley Keywell, Eric Lefkofsky, Stephen Murray, and Richard Heise.

                                ARTICLE VII

                             CLOSING CONDITIONS

         SECTION 7.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective

Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                  (a) NO ACTION OR PROCEEDING. No order of a court or an administrative agency shall be in effect which enjoins, restrains, conditions or prohibits the consummation of the transactions contemplated by this Agreement, and no Governmental Entity shall have commenced litigation to enjoin, restrain, or prevent consummation of the transactions contemplated by this Agreement.

                  (b) CONSENTS. All material approvals and Material Consents shall have been obtained from any and all Governmental Entities whose approval or consent is necessary to the authorization of this Agreement or the consummation of the Merger and where the failure to obtain such approval or consent would have an Acquiror Significant Adverse Effect or a Company Significant Adverse Effect. The applicable waiting periods, if any, together with any extensions thereof, under the HSR Act shall have expired or been terminated (including, without limitation, with respect to the acquisition of Acquiror Common Stock or Acquiror Series A Preferred Stock by any Stockholder of the Company).

                  (c) NYSE LISTING. The shares of Acquiror Common Stock issuable to the Stockholders as contemplated by this Agreement (including shares of Acquiror Common Stock issuable upon conversion of Acquiror Series A Preferred Stock issuable to the Stockholders as contemplated by this Agreement), shall have been approved for listing on the NYSE, subject to official notice of issuance.

         SECTION 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND ACQUIROR SUB. The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, except where the failure to be so true and correct would not have a Company Significant Adverse Effect, in each case as though made on and as of the Effective Time, and Acquiror shall have received a certificate of the Chief Executive Officer (acting in such capacity) of the Company to that effect (which certificate shall be included in EXHIBIT E hereto).

                  (b) AGREEMENTS AND COVENANTS; OTHER MATTERS. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Acquiror shall have received a certificate of the Chief Executive Officer (acting in such capacity) of the Company to that effect (which certificate shall be included in EXHIBIT E hereto).

                  (c) EMPLOYMENT AND OTHER AGREEMENTS. Acquiror, on behalf of the Surviving Corporation, shall have received from (i) Brad, an executed Employment Agreement in the form of EXHIBIT F hereto (the "BRAD EMPLOYMENT AGREEMENT"), and (ii) Eric, an executed Employment Agreement in the form of EXHIBIT G hereto (the "ERIC EMPLOYMENT AGREEMENT"), and all such Employment Agreements shall be in full force or become effective at and as of the Effective Time (the Company hereby acknowledges and agrees that the execution of the Employment Agreements by each Principal Executive and their respective promises to perform their obligations therein are a material inducement to the execution and performance by Acquiror and Acquiror Sub of their respective obligations herein). In addition, Acquiror shall have received from each Principal Executive an executed Agreement and Covenant Against Unfair Competition, in the form of EXHIBIT H hereto.

                  (d) STOCKHOLDER AND DIRECTOR RESOLUTIONS; CERTIFICATE OF INCORPORATION AND BYLAWS. Acquiror shall have received (i) resolutions of the Company's Stockholders and directors, dated on or prior to the date hereof, and certified by the Company's Chief Executive Officer, acting in such capacity, approving, ratifying and confirming the consummation of the Merger and other transactions contemplated by this Agreement, and (ii) copies of the Certificate of Incorporation and Bylaws of the Company certified by the Company's Chief Executive Officer, acting in such capacity, as being the true Certificate of Incorporation and Bylaws of the Company as of the Effective Date.

                  (e) OTHER DOCUMENTS AND INSTRUMENTS. Acquiror shall have received such other certificates, instruments and other documents reasonably required to effectuate the transactions contemplated hereby, or to confirm to Acquiror the effectiveness thereof.

                  (f) SATISFACTION OF DEBTS. The Principal Stockholders and all other officers and directors of the Company, together with their spouses, blood relations and affiliates, shall have taken reasonable efforts to pay in full, with interest if applicable, all of their outstanding indebtedness to the Company, whether or not then due.

                  (g) CERTIFICATES OF GOOD STANDING. Acquiror shall have received Certificates of Good Standing from the Secretary of State of Delaware and Illinois with respect to the Company dated within four (4) days of the Effective Time.

                  (h) SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.

                  (i) ESCROW AGREEMENTS. Acquiror shall have received from the Escrowed Stockholders executed Escrow Agreements.

                  (j) EXERCISE OF WARRANT. Acquiror shall have received evidence reasonably satisfactory to Acquiror demonstrating that Silicon Valley Bank ("SVB") has either (A) exercised that certain Warrant to Purchase Stock, issued to Silicon Valley Bank by the Company on September 16, 1999 (the "SILICON WARRANT"), for shares of Company Series B Preferred Stock in accordance with its terms and converted such Company Series B Preferred Stock into Company Class B Common Stock or (B) consented to treat such Warrant as if so exercised and converted immediately prior to the Merger such that in the Merger SVB receives the Merger Consideration to be received by holders of Company Common Stock as provided in Section 2.01(a) hereof.

                  (k) SIDE LETTER. Acquiror shall have received from each Principal Executive a side letter in the form of EXHIBIT I attached hereto, whereby such Principal Executive agrees to indemnify Acquiror and the Surviving Corporation for liabilities incurred as a result of the conduct of Persons (other than the Company, Acquiror, Acquiror Sub and interest therein) owned, directly or indirectly, by such Principal Executive.

         SECTION 7.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall be true and correct in all material respects, except where the failure to be so true and correct would not have an Acquiror Significant Adverse Effect, in each case as though made on and as of the Effective Time, and the Company shall have received a certificate of the Chief Financial Officer of Acquiror and Acquiror Sub to that effect (which certificate shall be included in EXHIBIT E hereto).

                  (b) AGREEMENTS AND COVENANTS. Acquiror and its subsidiaries shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Financial Officer of Acquiror and Acquiror Sub to that effect (which certificate shall be included in EXHIBIT E hereto).

                  (c) EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Each Principal Executive entering into an Employment Agreement and an Agreement and Covenant Against Unfair Competition with Acquiror and/or the Surviving Corporation shall have received an executed counterpart thereof from Acquiror and/or the Surviving Corporation.

                  (d) ESCROW AGREEMENTS. The Escrowed Stockholders shall have received from Acquiror and Acquiror Sub executed Escrow Agreements.

                  (e) CERTIFICATES OF GOOD STANDING. The Company shall have received Certificates of Good Standing from the Secretary of State of Delaware and Illinois with respect to Acquiror and Acquiror Sub dated within four (4) days of the Effective Time.

                  (f) TAX OPINION. The Company shall have received an opinion dated the Closing Date from Altheimer & Gray (or other nationally recognized counsel selected by the Company ) (the "TAX OPINION"), which may be based upon such certificates and letters dated the Closing Date as are acceptable to such counsel, to the effect that, the merger will qualify as a reorganization within the meaning of Code ss. 368(a) and each of the parties to this Agreement shall be a party to such reorganization and therefore, for federal income tax purposes, the Stockholders shall recognize no income, gain or loss upon the Merger except to the extent of any cash consideration actually received or deemed received.

                  (g) ACQUIROR RELEASES. Each of the Principal Executives shall have received from Acquiror a Release of Claims in the form of EXHIBIT J attached hereto.

                  (h) ACQUIROR SERIES A PREFERRED STOCK. Acquiror shall have filed with the Secretary of State of the State of Illinois a Statement of Resolution Establishing Series (or an Amendment to its Articles of Incorporation), which shall designate the Acquiror Series A Convertible Preferred Stock in accordance with the terms set forth on EXHIBIT K attached hereto.

                  (i) OTHER DOCUMENTS AND INSTRUMENTS. The Company shall have received such other certificates, instruments and other documents reasonably required to effectuate the transactions contemplated hereby, or to confirm the effectiveness thereof.

                  (j) REGISTRATION RIGHTS AGREEMENT. Each Stockholder executing a Registration Rights Agreement pursuant to Section 6.03 hereof shall have received an executed counterpart Registration Rights Agreement from Acquiror.

                  (k) The Shareholder Approval shall have been received.

                                   ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01 TERMINATION. Subject to Section 8.02 and 8.03 hereof, this Agreement and the Merger may be terminated at any time prior to the Effective Time in the following manner:

                  (a)      by mutual consent of Acquiror and the Company;

                  (b) by Acquiror, if (i) (A)there has been a material breach by the Company of any material covenant or agreement on its part to be performed under this Agreement, and such breach is not cured within thirty (30) days (or such earlier time one day before this Agreement may be terminated pursuant to paragraph (e) below) following receipt by the Company of written notice thereof from Acquiror (or is not capable of cure), or (B) any one or more of the representations and warranties of the Company contained in Article III of this Agreement is in material breach and such breach is not cured within thirty (30) days (or such earlier time one day before this Agreement may be terminated pursuant to paragraph (e) below) following receipt by the Company of written notice thereof from Acquiror (or is not capable of cure), and
         (ii) the aggregate potential Damages which would reasonably be likely to be sustained, directly or indirectly, by Acquiror as a result of such breach exceed Fourteen Million Dollars ($14,000,000) (a "COMPANY SIGNIFICANT ADVERSE EFFECT");

                  (c) by the Company, if (i) (A) there has been a material breach by Acquiror or Acquiror Sub of any material covenant or agreement on either of their part to be performed under this Agreement, and such breach is not cured within thirty (30) days (or such earlier time one day before this Agreement may be terminated pursuant to paragraph (e) below) following receipt by Acquiror of written notice thereof from the

         Company (or is not capable of cure), or (B) any one or more of the representations and warranties of Acquiror or Acquiror Sub contained in Article IV of this Agreement is in material breach and such breach is not cured within thirty (30) days (or such earlier time one day before this Agreement may be terminated pursuant to paragraph (e) below) following receipt by Acquiror of written notice thereof from the Company (or is not capable of cure), and (ii) (other than with respect to payment of the Merger Consideration in which case this clause (ii) shall not apply) the aggregate potential Damages which would reasonably be likely to be sustained, directly or indirectly, by the Company as a result of such breach exceed Forty Million Dollars ($40,000,000) (an "ACQUIROR SIGNIFICANT ADVERSE EFFECT");

                  (d) by Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable; or

                  (e) by Acquiror or the Company if (i) the Shareholder Approval shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, or (ii) the Merger shall not have been consummated on or prior to April 15, 2000 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, that, at the request of any party, the Outside Date shall be automatically extended until April 29, 2000.

                  (f) by the Company (i) if, by February 28, 2000, Acquiror has not renewed the Facility, or (ii) if Acquiror takes action pursuant to its fiduarciary duties as contemplated by Section 5.04(m) in connection with an Acquiror Competing Transaction.

         SECTION 8.02 EFFECT OF TERMINATION. Except as provided in Section 8.03, upon the proper termination of this Agreement in accordance with the provisions of Section 8.01 hereof, this Agreement shall be null and void, and all other rights and obligations of Acquiror, Acquiror Sub, the Company, and the Stockholders under this Agreement shall forthwith cease and have no further force or effect; provided that the provisions of Sections 6.14 and
6.17 shall remain in full force and effect and the payments made pursuant thereto shall continue to be governed by the terms thereof and, to the extent applicable, any notes delivered pursuant thereto. In the event of the termination of this Agreement as provided in Section 8.01, each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made. The obligation of that certain Letter of Confidentiality, dated November 24, 1999 (the "LETTER OF CONFIDENTIALITY"), by and between the Company and Acquiror, shall terminate upon any termination of this Agreement. This Section 8.02 shall survive any termination of this Agreement.

         SECTION 8.03   FEES AND EXPENSES; OTHER MATTERS.

                  (a) Except as specifically provided in subsections (c) and
         (d), below, all "Expenses" (as hereafter defined) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same in the event this Agreement is terminated; provided, however, that if the Merger becomes effective, up to $500,000 of the accounting and legal Expenses of the Stockholders and the Company shall be paid by the Company or, at the Company's option, by Acquiror in cash, and any Expenses above such amount shall reduce the payment of the Cash Consideration in accordance with Section 2.01 hereto. Notwithstanding anything herein to the contrary, Expenses may be paid by a party at any time prior to the Effective Time, and if so paid prior to the Effective Time shall nonethless be taken into account in calculating such $500,000 of Expenses.

                  (b) As used in this Agreement, the term "EXPENSES" shall include all out-of-pocket expenses and disbursements (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf or on behalf of its stockholders or Affiliates in connection with or related to the authorization, preparation, negotiation and execution of this Agreement, the preparation of the Proxy Statement and all other matters related to the closing of the transactions contemplated herein.

                  (c) (i) The Company agrees that if Acquiror shall terminate this Agreement pursuant to Section 8.01(b) and without fault of its own, the Company shall, on the Payment Date , jointly and severally pay to Acquiror an amount equal to the sum of Acquiror's and Acquiror Sub's Expenses incurred in connection with this Agreement up to a maximum of $500,000.

                           (ii) Acquiror agrees that if the Company shall terminate this Agreement pursuant to Section 8.01(c) and without fault of its own, Acquiror shall, on the Payment Date, pay to the Company an amount equal to the sum of the Company's Expenses incurred in connection with this Agreement up to a maximum of $500,000.

                           (iii) Acquiror agrees that if either Acquiror or the Company shall terminate this Agreement pursuant to Sections 8.01(e)(i) or the Company shall terminate this Agreement pursuant to 8.01(f), Acquiror shall, on the Payment Date, pay to the Company the sum of the Company's Expenses incurred in connection with this Agreement up to a maximum of $500,000 and aggregate actual Damages sustained, directly or indirectly, by the Company as a result of such termination, not to exceed Ten Million Dollars ($10,000,000) (payment of which Damages shall, to the extent of outstanding indebtedness of the Company under the Commitment Notes, be satisfied by set-off against such outstanding indebtedness under the Commitment Notes).

                  (d) The parties hereto agree that, in the event of a termination of this Agreement pursuant to Section 8.01, the only relief and remedy available to either party therefor and the maximum monetary liability of either party therefor shall be as provided in this Section 8.03.

                  (e) Any demand for the payment of Expenses shall itemize in reasonable detail all qualifying disbursements and accruals, and notwithstanding one party's payment of another party's Expenses, the party incurring such items may update and/or supplement its demand at any time and from time to time, until the expiration of sixty (60) days from the date of the initial demand. All Expenses owing in accordance with this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated by the party so entitled to receive payment therefor and shall be made not later than two (2) business days after delivery by one party to the other of demand and proper itemization thereof ("PAYMENT DATE").

                  (f) (i) The Company agrees that (A) it shall promptly pay to Acquiror the aggregate actual Damages sustained, directly or indirectly, by Acquiror, not to exceed Ten Million Dollars ($10,000,000) and (B) all outstanding Funding Notes and Commitment Notes shall become due and immediately payable, if Acquiror shall terminate this Agreement pursuant to Section 8.01(b) under circumstances in which the Company's breach of this Agreement giving rise to such right of termination by Acquiror was a bad faith, intentional and willful and material breach of this Agreement, made with knowledge and understanding that the action or inaction, as the case made be, giving rise to such breach would in fact constitute such an intentional and willful and material breach.

                           (ii) The Company agrees that all outstanding Funding Notes and Commitment Notes shall become due and payable (at the 11% default interest rate set forth therein) within six (6) months after Acquiror's termination of this Agreement pursuant to Section 8.01(b) under circumstances in which the Company's breach of this Agreement giving rise to such right of termination by Acquiror was not in bad faith or willful (to the degree set forth in subsection (i) above.

                  (g) (i) Acquiror agrees that it shall promptly pay to the Company the aggregate actual Damages sustained, directly or indirectly, by the Company, not to exceed Ten Million Dollars ($10,000,000), (which payment shall, to the extent of the outstanding indebtedness under the Commitment Notes, be satisfied by Acquiror's set-off against the outstanding indebtedness owed by the Company under the Commitment Notes) if the Company shall terminate this Agreement pursuant to
         Section 8.01(c) under circumstances in which Acquiror's breach of this Agreement giving rise to such right of termination by the Company was a bad faith, intentional and willful and material breach of this Agreement, made with knowledge and understanding that the action or inaction, as the case made be, giving rise to such breach would in fact constitute such an intentional and willful and material breach.

                           (ii) Acquiror agrees that the respective maturity dates of the outstanding Commitment Notes and Funding Notes shall be extended by one (1) year if the Company's termination of this Agreement pursuant to Section 8.01(c) occurs under circumstances in which Acquiror's breach of this Agreement giving rise to such right of termination by the Company was not in bad faith or willful (to the degree set forth in subsection (i) above); provided that mandatory prepayment provisions under the terms of such notes shall remain in effect.

                  (h) The parties hereto also agree that, in the event of a termination of this Agreement pursuant to Section 8.01(e)(ii), which termination results from delays caused by the Commission's review of the Proxy Statement or by review under the HSR Act, the respective maturity dates of the Commitment Notes and Funding Notes shall be extended by one (1) year. Unless already extended pursuant to the previous sentence or accelerated pursuant to this Article VIII, the respective maturity dates of the Commitment Notes and Funding Notes shall be extended by one year if (i) this Agreement has been properly terminated pursuant to Section 8.01, (ii) the Company is not a breaching party of this Agreement and (iii) the Company is not able to repay its indebtedness reflected in any such note in the ordinary course of its business; provided that mandatory prepayment provisions under the terms of such notes shall remain in effect.

                                   ARTICLE IX

                             INDEMNIFICATION MATTERS

         SECTION 9.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Notwithstanding the closing of the Merger, the representations and warranties of the Company, Acquiror and Acquiror Sub contained in this Agreement and in any certificate delivered hereunder shall survive the Effective Time (the "SURVIVAL PERIOD") until the expiration of one (1) year following the Effective Time. The covenants and agreements contained herein to be performed or complied with on or prior to the Effective Time shall expire at the Effective Time. The covenants and agreements contained herein to be performed or complied with after the Effective Time and the parties' liabilities in respect of a breach thereof (other than the covenant to indemnify against breaches of the representations and warranties of the parties), shall survive the Effective Time until such covenants and agreements have been performed or complied with, or until they shall have expired in accordance with their respective terms.

         SECTION 9.02 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF ACQUIROR. From and after the Effective Time, Acquiror and the Surviving Corporation shall be indemnified and saved harmless from and against any and all costs, expenses, losses, damages and liabilities (including reasonable legal and other professional fees and costs of investigation) (collectively, "DAMAGES") incurred or suffered directly or indirectly by Acquiror or the Surviving Corporation and proximately resulting from the breach of any one or more of the representations or warranties contained in this Agreement and in any certificate delivered hereunder or covenants or agreements of the Company made in this Agreement and in any certificate delivered hereunder; payment thereof shall be made only by the delivery to Acquiror of shares of Acquiror Common Stock or shares of Acquiror Series A Preferred Stock pursuant to the Escrow Agreements. Except as provided in Section 9.03 hereof, such indemnification and all Damages due to Acquiror or Acquiror Sub under this Agreement shall be subject to the following limitations:

                  (a) in valuing the Acquiror Common Stock (including shares of Acquiror Common Stock issuable upon conversion of Acquiror Series A Preferred Stock), for purposes of payment of any indemnification obligation under this Section 9.02(a), such shares of Acquiror Common Stock shall in all events be valued at the Share Value; in valuing the Acquiror Series A Preferred Stock for payment of any indemnification obligation under this Section 9.02(a), such Shares of Acquiror Series A Preferred Stock shall in all events be valued at Liquidation Value (as such terms defined is the Certificate of Designation set forth on Exhibit K hereto). Any such set-off against the Acquiror Common Stock or Acquiror Series A Preferred Stock shall be treated as a reduction of the Merger Consideration received by the Stockholders in the Merger, and any and all Returns filed in connection with the Merger after such set-off shall so reflect; and

                  (b) Acquiror shall not be entitled to any recovery under this
         Section 9.02 unless a claim for indemnification is made within the one
         (1) year period immediately following the Effective Time.

                  (c) Acquiror shall not be entitled to recover under this
         Section 9.02 until the total amount which Acquiror would recover under
         Section 9.02, but for this paragraph, exceeds Five Million Dollars ($5,000,000), and then such Indemnitee shall be entitled to recover only for the excess over Five Million Dollars ($5,000,000);

                  (d)      Acquiror shall not be entitled to recover:

                           (i) with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages computed on a multiple of revenues or earnings or projected revenue or earnings or any similar basis, or with respect to punitive damages;

                           (ii) to the extent the aggregate claims under this
         Section 9.02 exceed the Cap; or

                           (iii) to the extent the subject matter of the claim is covered by insurance (including title insurance) held by the Company, the Surviving Corporation or Acquiror.

         SECTION 9.03 OTHER PROVISIONS. Anything in this Agreement to the contrary notwithstanding, following the Effective Time, any and all claims for indemnification by Acquiror pursuant to Section 9.02 hereof shall be enforceable solely to the extent of the Escrow Shares in the escrow accounts to be established under and governed in accordance with the Escrow Agreements referenced in Section 2.04. The shares of Acquiror Common Stock and Acquiror Series A Preferred Stock held in such Escrow Agreements referenced in Section
2.04 shall be deemed to secure Acquiror and Acquiror Sub's rights to indemnification hereunder and shall be Acquiror's and Acquiror Sub's sole recourse for any claims for indemnification under Section 9.02 hereof.

         SECTION 9.04 ACQUIROR'S INDEMNIFICATION. From and after the Effective Time, Acquiror covenants and agrees to indemnify and save harmless all Stockholders from and against any and all Damages incurred or suffered directly or indirectly by them and proximately resulting from or attributable to the breach of any one or more of the representations or warranties or covenants or agreements of Acquiror or Acquiror Sub made in this Agreement. Such indemnification by Acquiror and all Damages due to Stockholders or the Company under this Agreement shall be subject to the following limitations:

                  (a) the Stockholders shall not be entitled to any recovery under this Section 9.04 unless a claim for indemnification is made within the one (1) year period immediately following the Effective Time.

                  (b) the Stockholders shall not be entitled to recover under this Section 9.04 until the total amount which all Stockholders would recover under Section 9.04, but for this paragraph, exceeds Fifteen Million Dollars ($15,000,000), and then such Indemnitees shall be entitled to recover only for the excess over Fifteen Million Dollars ($15,000,000);

                  (c)      the Stockholders shall not be entitled to recover:

                           (i) with respect to consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages computed on a multiple of revenues or earnings or projected revenue or earnings or any similar basis, or with respect to punitive damages; or

                           (ii) to the extent the aggregate claims under this
         Section 9.04 exceed Twenty Nine Million Dollars ($29,000,000).

         SECTION 9.05   INDEMNIFICATION PROCEDURES.

                  (a) In the event that any party hereto (which, for the purposes of this Section 9.05, includes all Stockholders) shall sustain or incur any Damages in respect of which indemnification may be sought by such party pursuant to this Agreement, the party to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification, prior to the expiration of the applicable indemnification period by serving written notice on the party providing indemnification (the "Indemnitor"), stating the nature and basis of such claim.

                  (b) In case any party has received actual notice of any claim asserted by a third party or any action or administrative or other proceeding in respect of which claim, action or proceeding such party believes, in good faith, indemnity properly may be sought against the other party pursuant to this Agreement, the Indemnitee shall, within twenty (20) days of receiving such notice, give notice thereof in writing to the Indemnitor, but failure to give such notice within such time period shall relieve the Indemnitor of its indemnification obligation only to the extent of actual prejudice resulting therefrom. Within fifteen (15) days after receipt of notice of such claim, action or proceeding, the Indemnitor may give the Indemnitee written notice of its election to conduct the defense of such claim, action or proceeding; provided, however, that the Indemnitee shall have the right to participate in the defense thereof, but such participation shall be solely at the expense of the Indemnitee, without a right of further reimbursement. Until the Indemnitee has received notice of the Indemnitor's election whether to defend any claim, action or proceeding, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim, action or proceeding. If the Indemnitor has not so notified the Indemnitee in writing within the time hereinabove provided of its election to conduct the defense of such claim, action or proceeding, the Indemnitee shall conduct the defense of any such claim, action or proceeding; provided that the Indemnitee shall not at any time settle, compromise or satisfy any such claim, action or proceeding without the written consent of the Indemnitor.
         Any such settlement, compromise or satisfaction made by the Indemnitee with the Indemnitor's consent of, or any such final judgment or decree entered in, any claim, action or proceeding defended only by the Indemnitee shall be binding upon the Indemnitor. The Indemnitor with respect to such Damages shall be subrogated to the right of action, if at all, of the Indemnitee against any other person arising from the matter from which the claim for Damages has arisen.

         SECTION 9.06 INDEMNIFICATION EXCLUSIVE REMEDY. Indemnification pursuant to the provisions of this Article IX shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing certificate required hereunder or for any state of facts which could be deemed to constitute such a breach if properly asserted. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.01 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made, and shall be effective upon receipt, if delivered personally, or the next business day if sent by reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below (with a copy sent by overnight courier or delivered as provided hereinabove):

         If to Acquiror or Acquiror Sub:

                  HA-LO Industries, Inc.
                  5980 West Touhy Avenue
                  Niles, Illinois 60714
                  Attention:  Gregory J. Kilrea, CFO
                  Facsimile number:  847.647.4970

         with a copy to:

                  Barry J. Shkolnik
                  Neal, Gerber & Eisenberg
                  Two N. LaSalle Street
                  Suite 2100
                  Chicago, Illinois  60602
                  Facsimile number:  312.269.1747

         If to the Company:

                  Starbelly.com, Inc.
                  1225 W. Morse Avenue
                  Chicago, Illinois 60626
                  Attention:  Eric Lefkofsky
                  Facsimile number:  773.262.6694

         with a copy to:

                  Peter H. Lieberman
                  Altheimer & Gray
                  10 South Wacker Drive
                  Chicago, Illinois 60606
                  Facsimile number:  312.715.4800

         SECTION 10.02 AMENDMENT. This Agreement may only be amended by the parties hereto by an instrument in writing signed by all of such parties.

         SECTION 10.03 WAIVER. Any party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive in writing any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 10.04 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, "including" means "including, without limitation."

         SECTION 10.05 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. In the event the parties are unable to agree upon any such modification, this Agreement shall remain in full force and effect without the deleted provision.

         SECTION 10.06 ENTIRE AGREEMENT. This Agreement (together with the Exhibits, and the Company Disclosure Schedules and Acquiror Disclosure Schedules and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, except for the Letter of Confidentiality (which shall remain in full force and effect in accordance with the terms and conditions contained therein, notwithstanding anything contained in this Agreement which can be construed to the contrary; such Letter of Confidentiality shall be deemed void at the Effective Time) and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder. The inclusion of any item in the Company Disclosure Schedules or the Acquiror Disclosure Schedules shall not be deemed evidence of the materiality of such item for purposes of this Agreement. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether orally or in writing, shall be deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. Acquiror and Acquiror Sub acknowledge that they have conducted an independent investigation of the financial condition, assets (including, without limitation, the Company's Intellectual Property and the Company's website), liabilities, properties, results of operations and prospects of the Company in making its determination as to the propriety of the transactions contemplated by this Agreement and the agreements ancillary hereto, and in entering into this Agreement, have relied solely on the results of said investigation and on the representations and warranties of the Company expressly contained in this Agreement. The Company acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties, results of operations and prospects of Acquiror in making its determination as to the propriety of the transactions contemplated by this Agreement and the agreements ancillary hereto, and in entering into this Agreement, have relied solely on the results of said investigation and on the representations and warranties of Acquiror expressly contained in this Agreement.

         SECTION 10.07 SPECIFIC PERFORMANCE. Notwithstanding any termination right granted in Article VIII, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following: (i) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall not be deemed a waiver of a breach of any representation, warranty or covenant and of such party's rights and remedies with respect thereto to the extent that such party shall have knowledge of such breach and the Closing shall nonetheless occur; (ii) decline to close, terminate this Agreement as provided in Article VIII, and thereafter seek damages to the extent, but only to the extent, permitted in Article VIII; or
(iii) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced. The parties hereto recognize and agree that in the event that, in breach of this Agreement, a party refuses to consummate the Merger, money damages would be inadequate and the other party would have no adequate remedy at law. Accordingly, the parties hereto agree that such a party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other parties' obligations under this Agreement by an action or actions for specific performance, injunctive and/or equitable relief, without proof of actual damages and without posting a bond or other security, in order to enforce or prevent any violations (whether anticipatory, continuing or future) of this Agreement. The rights granted under this Section 10.07 shall be in addition to any other remedies available pursuant to this Agreement.

         SECTION 10.08 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the written consent of all parties hereto.

         SECTION 10.09 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article II and the rights under Sections 6.01, 6.03 and 6.16, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.10 GOVERNING LAW. Except to the extent that Delaware Law governs the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 10.11 COUNTERPARTS. This Agreement may be executed in or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS THEREOF, Acquiror, Acquiror Sub and the Company have caused this Agreement to be executed as of the date first written above, in the case of each corporate entity, by their respective officers duly authorized.

                                    HA-LO INDUSTRIES, INC.,  an Illinois
                                    corporation

                                    By:
                                         ----------------------------------
                                    Its:
                                         ----------------------------------

                                    HA-LO INDUSTRIES, INC., a Delaware
                                    corporation

                                    By:
                                         ----------------------------------
                                    Its:
                                         ----------------------------------


                                    STARBELLY.COM, INC., a Delaware corporation

                                    By:
                                         ----------------------------------
                                    Its:
                                         ----------------------------------